                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC   20549
                            ----------------------

                                    FORM 10/A

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                             REGENCY CENTERS, L.P.
            (Exact name of registrant as specified in its charter)


             DELAWARE                                        59-3429602
  (State of other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        identification No.)


 121 WEST FORSYTH STREET, SUITE 200                       (904) 356-7000
   JACKSONVILLE, FLORIDA    32202                   (Registrant's telephone No.)
(Address of principal executive offices)  (zip code)

       Securities registered pursuant to Section 12(b) of the Act:  None.
                                                                    ----

        Title of each class                     Name of each exchange on which
        to be so registered:                    each class is to be registered:

          NOT APPLICABLE                            NOT APPLICABLE
    -----------------------------------------------------------------------



          Securities registered pursuant to Section 12(g) of the Act:

                     Class B Units of Partnership Interest

                               (Title of class)

                                                       TABLE OF CONTENTS

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                                                                                                              PAGE
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
Item 1.       Business.......................................................................................   1

Item 2.       Financial Information..........................................................................   7

Item 3.       Properties.....................................................................................  15

Item 4.       Security Ownership of Certain Beneficial Owners and Management.................................  24

Item 5.       Directors and Executive Officers of the Registrant.............................................  25

Item 6.       Executive Compensation.........................................................................  25

Item 7.       Certain Relationships..........................................................................  25

Item 8.       Legal Proceedings..............................................................................  26

Item 9.       Market Price of and Dividends on the Registrant's Common Equity and
              Related Shareholder Matters....................................................................  26

Item 10.      Recent Sales of Unregistered Securities........................................................  27

Item 11.      Description of Registrant's Securities To Be Registered........................................  28

Item 12.      Indemnification of Directors and Officers......................................................  30

Item 13.      Consolidated Financial Statements and Supplementary Data.......................................  30

Item 14.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...........  30

Item 15.      Financial Statements and Exhibits..............................................................  30

SIGNATURES...................................................................................................  33


ITEM 1.  BUSINESS

ORGANIZATION AND SHOPPING CENTER BUSINESS

     Regency Centers, L.P. (the "Partnership") is a limited partnership which acquires, owns, develops and manages neighborhood and community shopping centers in targeted infill markets in the eastern half of the United States. As a result of the formation of the Partnership in 1996 and the subsequent consolidation of substantially all of its neighborhood and community shopping centers in early 1998, the Partnership is the primary entity through which Regency Realty Corporation (the "Company," "Regency" or the "General Partner") owns its properties and through which the Company intends to expand its ownership and operation of properties. Regency is a real estate investment trust ("REIT"), the common stock of which is traded on the New York Stock Exchange. The Company believes that the tax deferral advantages offered by the Partnership increase the attractiveness of the Partnership's units as consideration for property acquisitions.

     As of March 31, 1998, the Partnership owned, directly or through joint ventures, 100 of the Company's 121 properties, containing approximately 10.7 million square feet of Partnership-owned GLA. As of March 31, 1998, the Company had an investment in real estate of approximately $991.8 million, of which $779.0 million was attributable to the Partnership.

     As of March 31, 1998, the Company owned 121 shopping centers with 60% of the Company's 13.4 million square feet of GLA located in Georgia and Florida and the Partnership owned 100 shopping centers with 62% of the Partnership's 10.7 million square feet of GLA located in Georgia and Florida. As of March 31, 1998, the Company's shopping centers (excluding centers under development) were approximately 94.5% leased and the Partnership's shopping centers (excluding centers under development) were approximately 95.2% leased.

OPERATING AND INVESTMENT PHILOSOPHY

     The Company's and the Partnership's key operating and investment objective is to create long-term shareholder value by (i) continuing to grow their high quality real estate portfolio of grocery-anchored neighborhood shopping centers in attractive infill markets, (ii) maximizing the value of the portfolio through implementation of their Retail Operating System, a system that incorporates research-based investment strategies and value-added leasing and management systems, and (iii) utilizing conservative financial management and their substantial capital base to access the most cost effective capital to fund their growth.

     Management believes that the key to achieving its objective is its single focus on, and growing critical mass of, quality grocery-anchored neighborhood shopping centers. In the opinion of management, the Partnership's premier platform of shopping centers in targeted markets, its proprietary research capabilities, its value enhancing Retail Operating System, its cohesive and experienced management team and its access to competitively priced capital enable it to maintain a competitive advantage over other operators.

     The Partnership believes that ownership of the approximately 30,000 shopping centers throughout the United States is highly fragmented, with less than 10% owned by REITs, and that many centers are held by unsophisticated and undercapitalized owners. As a result, the Partnership believes that an opportunity exists for it to be a consolidating force in the industry. In addition, the Partnership believes that through proprietary demographic research and targeting, its portfolio and tenant mix can be customized for and marketed to national and regional retailers, thereby producing greater sales and a value-added shopping environment for both retailer and shopper.

     The Partnership's shopping center properties feature some of the most attractive characteristics in the industry: an average age of seven years, an average remaining grocery-anchor lease term of 15 years and an average grocery-anchor size of 48,000 square feet (45% of the square footage of the grocery-anchored centers on average).

GROCERY-ANCHORED INFILL STRATEGY

     The Partnership's investment strategy is focused on grocery-anchored infill shopping centers. Infill locations are situated in densely populated residential communities where there are significant barriers to entry, such as zoning restrictions, growth management laws or limited availability of sites for development or expansions. The Partnership is focused on building a platform of grocery-anchored neighborhood shopping centers because grocery stores provide convenience shopping for daily necessities, generate foot traffic for adjacent "side shop" tenants and should be better able to withstand adverse economic conditions. By developing close relationships with the leading supermarket chains, the Partnership believes it can attract the best "side shop" merchants and enhance revenue potential. Based on Partnership research, at March 31, 1998, 66 of the Partnership's shopping centers were anchored by the grocery store with the first or second leading market share, as measured by total market sales.

RESEARCH DRIVEN MARKET SELECTION

     The Partnership has identified 35 markets in the eastern half of the United States as its target markets. These markets were selected because, in general, they offer greater growth in population, household income and employment than the national averages. In addition, the Partnership believes that it can achieve "critical mass" in these markets (defined as owning or managing four to five shopping centers) and that it can generate sustainable competitive advantages, through long-term leases to the predominant grocery-anchor and other barriers to entry from competition. Within these markets, the Partnership's research staff further defines and selects submarkets and trade areas based on additional analysis of the above data. The Partnership then identifies target properties and their owners (including development opportunities) within these submarkets and trade areas based on three-mile radius demographic data and ranks potential properties for purchase. The properties currently owned by the Partnership are in submarkets with an average three-mile population of 69,000, average household income of $62,000 and projected five-year population growth of 12%.

RETAIL OPERATING SYSTEM

     The Partnership's value-added operating strategy is driven by its Retail Operating System which is characterized by: (i) proactive leasing and management; (ii) value enhancing remerchandising initiatives; (iii) the Partnership's "preferred customer initiative"; (iv) a customer driven development and redevelopment program; and (v) proven management expertise.

     PROACTIVE LEASING AND MANAGEMENT. Leasing and management efforts are strengthened by the Partnership's integrated approach to property management. Property managers are an integral component of the acquisition and integration teams. Thorough, candid tenant interviews by property managers during acquisition due diligence allow the Partnership to quickly assess both problem areas as well as opportunities for revenue enhancement prior to closing. Property managers are responsible not only for the general operations of their centers, but also for coordinating leasing efforts, thereby aligning their interests with the Partnership's. In addition, the Partnership's information systems allow managers to spot future lease expirations and to proactively market and remerchandise spaces several years in advance of such expirations.

     VALUE ENHANCING REMERCHANDISING INITIATIVES. The Partnership believes that certain shopping centers underserve their customers, reducing foot traffic and negatively affecting the tenants located in the shopping center. In response, the Partnership is initiating a remerchandising program which is directed at obtaining the optimum mix of tenants offering goods, personal services and entertainment and dining options in each of its shopping centers. By re-tenanting shopping centers with tenants that more effectively service the community, the Partnership expects to increase sales, and therefore the value, of its shopping centers.

     PREFERRED CUSTOMER INITIATIVE. The Partnership has established a preferred customer initiative with dedicated personnel whose goal is to establish new and strengthen existing strategic relationships with successful retailers at the national, regional and local levels. The Partnership achieves this goal by establishing corporate relationships, negotiating standard lease forms and working with the preferred customers to match expansion plans with future availability in the Partnership's shopping centers. Retail trends and the operating performance of these preferred customers are monitored. The benefits of the preferred customer initiative are expected to improve the merchandising and performance of the shopping centers, establish brand recognition among leading operators, reduce turnover of tenants and reduce vacancies. The Partnership currently has identified and is developing relationships with 45 preferred customers, including Radio Shack, GNC, Hallmark Cards, Mailboxes, Etc. and Starbucks Coffee, and continues to target additional tenants with which to establish preferred customer relationships.

     CUSTOMER-DRIVEN DEVELOPMENT AND REDEVELOPMENT PROGRAM. The Partnership's development and redevelopment program is primarily conducted in close cooperation with its major customers, including Kroger, Publix and Eckerd. The Partnership uses its development capabilities to service these customer's growth needs by building or re-developing modern properties with state of the art supermarket formats that generate higher returns for the Partnership under new long-term leases. During 1997, the Partnership began development on 20 retail projects, including new developments, redevelopments and build-to-suits. Upon completion, the Partnership will have invested $77.4 million in these projects. In 1998, the Partnership has begun development on 19 retail projects, including new developments, redevelopments and build-to-suits. Upon completion, the Partnership will have invested $154.0 million in these projects. The Partnership manages its development risk by obtaining signed anchor leases prior to the commencement of construction.


ACQUISITION TRACK RECORD

     The Partnership has grown its asset base significantly through acquisitions in recent years, acquiring properties totaling $101.7 million, $346.0 million and $128.8 million in 1996 and 1997 and through March 31, 1998 respectively. These acquisitions have allowed the Partnership to diversify geographically from its predominantly Florida-based portfolio and have enabled it to establish a presence in many of its target markets. Upon identifying an acquisition target, the Partnership utilizes expertise from all of its functional areas, including acquisitions, due diligence and property management, not only to determine the appropriate purchase price, but also to develop a business plan for the center and to design an integration plan for the management of the center. The Partnership believes that its established acquisition and integration procedures produce higher returns on its portfolio, reduce risk and position the Partnership to capitalize on consolidation in the shopping center industry.

CAPITAL STRATEGY

     The Partnership and the Company intend to maintain a conservative capital structure designed to enhance access to capital on favorable terms, to allow growth through development and acquisition and to promote future earnings growth. Neither the Partnership's nor the Company's organizational documents limit the amount of debt that may be incurred; however the Partnership has adopted a policy of limiting total indebtedness to 50% of total assets at cost and maintaining a minimum debt service coverage ratio of 2:1. The Board of Directors of the Company may amend this policy at any time without the approval of the shareholders of the Company or the limited partners of the Partnership. Debt service coverage ratio is defined as EBITDA (as defined below) divided by interest expense plus preferred distributions. As of March 31, 1998, the Partnership had indebtedness equal to 38.8% of total assets at cost and a debt service coverage ratio of 4.8:1. On a pro forma basis, after giving effect to the issuance by the Partnership of $80.0 million 8.125% Series A Cumulative Redeemable Preferred Units in June 1998 (the "Series A Preferred Units") and $100.0 million 7-1/8% Notes Due July 20, 2005 in July 1998 (the "Notes" and collectively with the Series A Preferred Units, the "Financings") and the application of the proceeds therefrom, as of March 31, 1998, the Partnership would have had indebtedness equal to 36.2% of total assets at cost and a debt service coverage ratio of 3.0:1. As used herein, "EBITDA" means earnings before interest expense, taxes (excluding taxes pertaining to the brokerage operations), depreciation, amortization and minority interests. EBITDA is computed as income from operations before minority interest plus interest expense, non-recurring gains and losses from the sale of operating real estate, depreciation and amortization. The Partnership believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing its operating performance because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Partnership to incur and service debt and to fund acquisitions and other capital expenditures.

     Since the Company's initial public offering in 1993, the Partnership and the Company have financed their growth in part through a series of public and private offerings of Regency equity and Partnership units totaling, as of June 1, 1998, approximately $464.6 million, including the Partnership's utilization of its units as consideration for acquisitions.

     As described above, the Partnership issued $80.0 million of Preferred Units in a private placement on June 25, 1998 and issued $100.0 million of Notes in a private placement on July 20, 1998. The Partnership applied the net proceeds therefrom to retire indebtedness under its $300.0 million unsecured revolving line of credit (the "Line") with a group of commercial banks.

     The Partnership had an outstanding balance under the Line of approximately $90.2 million as of March 31, 1998. At that time, the Partnership also had mortgage loans outstanding of $212.0 million that were secured by 38 properties. On a pro forma basis, after giving effect to the Financings and the application of the net proceeds therefrom, as of March 31, 1998, the Partnership would have had $300.0 million available under the Line.

SC-USREALTY ALLIANCE

     In June 1996, Regency entered into a strategic alliance with Security Capital Holdings, S.A. (together with its parent company, Security Capital U.S. Realty, "SC-USREALTY") as a result of which SC-USREALTY became Regency's principal shareholder. In addition to SC-USREALTY's initial investment in 1996, SC-USREALTY has participated in subsequent Regency equity issuances (including in connection with the Branch acquisition and a common stock offering in 1997) pursuant to participation rights. As a result, SC-USREALTY beneficially owned 46.1% (39.4% including convertible securities on a fully diluted basis) of Regency's outstanding common stock as of June 30, 1998. In connection with its investment, SC-USREALTY has placed two of its nominees on Regency's thirteen-member Board of Directors.

     SC-USREALTY endeavors to obtain strategic ownership positions in leading value-added real estate operating companies in the United States. SC-USREALTY's investments focus on real estate operating companies in which opportunities exist to enhance asset cash flow by combining a strategically focused asset portfolio with synergistic marketing and other strategies that meet the needs of customers. The Company's relationship with SC-USREALTY combines SC-USREALTY's commitment to in-depth market research, tested operating systems and access to global capital with the Company's market presence, operating skills and grocery-anchored real estate platform. This relationship provides the Company with access to financial and strategic resources and differentiates the Company from its competitors in the retail shopping center industry.

     SC-USREALTY's objective is to become Europe's preeminent real estate operating company owning, through a wholly owned subsidiary, significant strategic positions in leading value-added real estate operating companies based in the United States. Through a proactive ownership role, appropriate board representation and ongoing consultation, SC-USREALTY expects to influence the business strategies and operations of the companies in which it invests to increase per share cash flow. SC-USREALTY seeks to have 75% to 90% of its assets deployed in long-term strategic ownership positions in real estate operating companies organized as REITs and real estate operating companies which are expected in due course to become REITs. SC-USREALTY also seeks to acquire up to 10% (but generally less than 5%) of the shares of publicly traded real estate companies and to hold such positions for an intermediate term of 12 to 18 months (or such shorter time if the targeted returns are realized more quickly) with the objective of obtaining attractive total returns through dividends and share price appreciation.

     See Item 7 ("Certain Relationships") for information concerning SC-USREALTY's stockholders agreement with the Company.

MATTERS RELATING TO THE REAL ESTATE BUSINESS, THE PARTNERSHIP'S RAPID GROWTH AND THE PARTNERSHIP STRUCTURE

     The Partnership is subject to certain business risks arising in connection with owning real estate which include, among others, (1) a change in the general economic climate and local conditions, such as an oversupply of space or a reduction in demand for real estate in an area, (2) the bankruptcy or insolvency of, or a downturn in the business of, any of its anchor tenants, (3) the possibility that such tenants will not renew their leases as they expire, (4) vacated anchor space affecting the entire shopping center because of the loss of the departed anchor tenant's customer drawing power, (5) risks relating to leverage, including uncertainty that the Partnership will be able to refinance its indebtedness, floating rate debt and the risk of higher interest rates, (6) the Partnership's inability to satisfy its cash requirements for operations and the possibility that the Partnership may be required to borrow funds to enable Regency to meet distribution requirements in order to maintain its qualification as a REIT, (7) potential liability for unknown or future environmental matters and costs of compliance with the Americans with Disabilities Act, (8) the risk of uninsured losses (such as from hurricanes) and (9) the risk that the Partnership's development activities will be unsuccessful. Unfavorable economic conditions could also result in the inability of tenants in certain retail sectors to meet their lease obligations and otherwise could adversely affect the Partnership's ability to attract and retain desirable tenants. The Partnership believes that the shopping centers are relatively well positioned to withstand adverse economic conditions since they typically are anchored by grocery stores, drug stores and discount department stores that offer day-to-day necessities rather than luxury goods.

     The Partnership is also subject to risks due to its extensive growth through acquisitions. This expansion has placed significant demands on its operational, administrative and financial resources. The continued growth of the Partnership's real estate portfolio can be expected to continue to place a significant strain on its resources. The Partnership's future performance will depend in part on its ability to successfully attract and retain qualified management personnel to manage the growth and operations of the Partnership's business and to finance such acquisitions.

     Regency's acquisition of properties through the Partnership in exchange for interests in the Partnership may permit certain tax deferral advantages to limited partners who contribute properties to the Partnership. Since properties contributed to the Partnership may have unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties prior to contribution, the sale of such properties could cause adverse tax consequences to the limited partners who contributed such properties. Although generally Regency, as the general partner of the Partnership, has no obligation to consider the tax consequences of its actions to any limited partner, there can be no assurance that the Partnership will not acquire properties in the future subject to material restrictions designed to minimize the adverse tax consequences to the limited partners who contribute such properties. Such restrictions could result in significantly reduced flexibility to manage Partnership assets.

COMPETITION

     There are numerous shopping center developers, real estate companies and other owners of real estate that compete with the Partnership in seeking retail tenants to occupy vacant space, for the acquisition of shopping centers, and for the development of new shopping centers. The Partnership believes that its competition in the real estate industry is highly fragmented with less than 10% owned by REITs, and that many centers are held by unsophisticated and undercapitalized owners. As a result, the Company believes that an opportunity exists for it to be a consolidating force in the industry.

CHANGES IN POLICIES

     Regency's Board of Directors determines Regency's and the Partnership's policies with respect to certain activities, including debt capitalization, growth, distributions, Regency's REIT status, and investment and operating policies. The Board of Directors has no present intention to amend or revise these policies. However, the Board of Directors may do so at any time without a vote of Regency's stockholders or the Partnership's limited partners.

EMPLOYEES

     The Partnership's headquarters are located in Jacksonville, Florida. Regency presently maintains nine offices in which it conducts management and leasing activities located in Florida, Georgia, North Carolina, Ohio, and Missouri. As of March 31, 1998, the Partnership had approximately 255 employees and believes that relations with its employees are good.


ITEM 2.   FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     The following table sets forth Selected Financial Data on a historical basis for the three months ended March 31, 1997 and March 31, 1998 and for the five years ended December 31, 1997, for the Partnership and the commercial real estate business of The Regency Group, Inc. ("TRG" or "Regency Properties"), the predecessor of the Company. This information should be read in conjunction with the Consolidated Financial Statements of the Partnership (including the related notes thereto) and "Management's Discussion and Analysis of the Financial Condition and Results of Operations," each included elsewhere in this Registration Statement. The historical Selected Financial Data for the Partnership for the four year period ended December 31, 1997, and for the period from July 9, 1993 to December 31, 1993, have been derived from audited financial statements. The historical Selected Financial Data for the Regency Properties as of November 5, 1993 has been derived from audited financial statements. The data presented for the three-month periods ended March 31, 1997 and March 31, 1998 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The results for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                                                          REGENCY
                                                                          REGENCY CENTERS, LP.                           PROPERTIES
                                              -------------------------------------------------------------------------  ----------
                                               THREE MONTHS ENDED                                              PERIOD      PERIOD
                                                   MARCH 31,                  YEAR ENDED DECEMBER 31,           ENDED      ENDED
                                              -------------------    ---------------------------------------   Dec. 31,    Nov. 5,
                                                 1998      1997         1997        1996     1995      1994       1993      1993(1)
                                              -------------------    ---------------------------------------   --------  ----------
                                                (Unaudited)
                                                -----------
                                                                   (In thousands of dollars, except per unit data)
OPERATING DATA:
Revenues:
     Rental revenue....................       $ 21,294   $ 11,323    $ 67,221   $ 24,899  $ 14,362   $10,209   $   954     $ 3,938
     Management, leasing & brokerage
       fees............................          2,504      1,641       7,997      3,444     2,426     2,332       534       2,247
     Equity in income of
       investments in real
       estate partnerships.............              1         27          33         70         4        17         3          18
                                              --------   --------    --------   --------  --------   -------   -------     -------
        Total revenues.................         23,799     12,991      75,251     28,413    16,792    12,558     1,491       6,203
                                              --------   --------    --------   --------  --------   -------   -------     -------

Operating expenses:
     Operating, maintenance & real
       estate taxes....................          5,139      3,068      17,139      7,211     4,130     3,279       406       2,275
     General and administrative........          3,433      2,221       9,964      6,049     4,895     4,531       736       2,835
     Depreciation and amortization.....          4,145      1,921      11,905      4,345     2,573     1,895       167         963
                                              --------   --------    --------   --------  --------   -------   -------     -------
        Total operating expenses.......         12,717      7,210      39,008     17,605    11,598     9,705     1,309       6,073
                                              --------   --------    --------   --------  --------   -------   -------     -------

     Interest expense, net of
       interest income.................          3,091      2,330      12,679      5,866     4,398     2,276       (74)      1,766
                                              --------   --------    --------   --------  --------   -------   -------     -------
     Income (loss) before minority
       interest and gain on
       sale of real estate
       investments.....................          7,991      3,451      23,564      4,942       796       577       256   (   1,636)
Minority interest......................            (97)      (131)      (505)         --        --        --        --         126
Gain on sale of real estate investments
  and other income.....................         10,237         --         451         --        --        --        --       2,725
                                              --------   --------    --------   --------  --------   -------   -------     -------

     Net income........................         18,131      3,320      23,510      4,942      796      577         256       1,215
     Net income for unit holders.......       $ 18,131    $ 3,320    $ 23,510   $  4,942  $   796    $ 577       $ 256     $ 1,215
                                              ========    =======    ========   ========  ========   =======   =======     =======

     Earnings per unit:
       Basic...........................       $   0.71  $    0.20   $    1.20   $   0.19  $   0.04   $  0.09   $  0.07         n/a
                                              ========  ========   =========   ========  ========   =======   =======      =======
       Diluted.........................       $   0.70  $    0.20   $    1.12   $   0.19  $   0.04   $  0.09   $  0.07         n/a
                                              ========  =========   =========   ========  ========   =======   =======     =======

BALANCE SHEET DATA:
Real estate investments at cost........       $779,008  $ 519,472    $636,787   $257,066  $149,735   $92,649   $41,484           -
Total assets...........................        776,211    523,499     641,149    258,184   145,997    90,404    40,262           -
Total debt.............................        302,259    241,336     193,587    107,982    55,686    56,998     2,521           -

__________

(1) Such Combined Financial Statements have been prepared to reflect the historical combined operations of the Regency Properties associated with the ownership of the properties and the management, leasing, acquisition, development and brokerage business acquired by the Company from TRG on November 5, 1993 in connection with the Company's initial public offering completed November 5, 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Partnership appearing elsewhere herein. This Registration Statement contains certain forward-looking statements and information relating to Regency and the Partnership that is based on the beliefs of the management of Regency and the Partnership, as well as assumptions made by and information currently available to the management of Regency and the Partnership. When used in this Registration Statement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; changes in customer preferences; competition; changes in technology; the integration of any acquisitions, including the Branch and Midland Acquisitions (each as defined herein); changes in business strategy; the indebtedness of the Partnership; quality of management, business abilities and judgment of the Partnership's personnel; the availability, terms and deployment of capital; and various other factors referenced in this Registration Statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. To the extent documents incorporated by reference in this filing contain references to the safe harbor for forward looking statements, such safe harbor is not available to the Partnership.


SHOPPING CENTER BUSINESS

     The Partnership's principal business is owning, operating and developing grocery-anchored neighborhood infill shopping centers in the eastern half of the United States. Infill locations are situated in densely populated residential communities where there are significant barriers to entry, such as zoning restrictions, growth management laws, or limited availability of sites for development or expansions.

ACQUISITION AND DEVELOPMENT OF SHOPPING CENTERS

     The Partnership acquired 12 shopping centers during 1996 (the "1996 Acquisitions") for $101.7 million. The Partnership acquired 36 shopping centers during 1997 (the "1997 Acquisitions") for $346.0 million. The 1997 Acquisitions include the acquisition of 26 shopping centers from Branch for $232.4 million in March 1997 (the "Branch Acquisition"). The real estate acquired from Branch (the "Branch Properties") included 100% fee simple interests in 20 shopping centers, and also partnership interests (ranging from 50% to 93%) in four partnerships with outside investors that owned six shopping centers. The Partnership also acquired the third party property management contracts of Branch on approximately three million square feet of shopping center GLA that generate management fees and leasing commission revenues. During March 1998, the principals of Branch received 721,997 additional earn-out units and shares of common stock from the Partnership and the Company and may receive additional units and shares after the second and third anniversaries of the Branch closing, based on the performance of certain properties. The future earn-out is limited to an aggregate of 298,064 units and shares.

     In January, 1998, the Partnership entered into an agreement to acquire the shopping centers from various entities comprising the Midland Group ("Midland") consisting of 21 shopping centers plus a development pipeline of 11 shopping centers. Of the 32 centers to be acquired or developed (the "Midland Acquisition" or "Midland Properties"), 31 are anchored by Kroger, or its affiliate. Eight of the shopping centers included in the development pipeline will be owned through a joint venture in which the Partnership will own less than a 50% interest upon completion of construction (the "JV Properties"). The Partnership acquired 13 of the Midland shopping centers during March, 1998 for approximately $111 million. As of June 30, 1998, the Partnership has acquired all but one of the shopping centers and all of the JV Properties. The Partnership acquired the one remaining operating shopping center during July, 1998 and expects to acquire the remaining three development shopping centers during the third quarter of 1998. As of June 30, 1998, the Partnership's total investment in the properties acquired from Midland was 186.6 million. During 1998, 1999 and 2000, including all payments made to date, the Partnership will pay approximately $213 million for the 32 properties, including the assumption of debt, and in addition may pay contingent consideration of up to an estimated $23 million through the issuance of Partnership units and the payment of cash. Whether contingent consideration will be issued, and if issued, the amount of such consideration, will depend on the satisfaction during 1998, 1999 and 2000 of performance criteria relating to the assets acquired from Midland. For example, if a property acquired as part of Midland's development pipeline satisfies specified performance criteria at closing and when development is completed, the transferors of the property will be entitled to additional Partnership units based on the development cost of the properties and their net operating income. Transferors who redeemed their Partnership units for cash at the initial Midland closing will receive any contingent future consideration in cash rather than units.

     During the first quarter of 1998, the Partnership acquired a total of 14 shopping centers for approximately $128.8 million (the "1998 Acquisitions"), which includes the 13 properties acquired from Midland.

LIQUIDITY AND CAPITAL RESOURCES

Management anticipates that cash generated from operating activities will provide the necessary funds on a short-term basis for its operating expenses, interest expense and scheduled principal payments on outstanding indebtedness, recurring capital expenditures necessary to properly maintain the shopping centers, and distributions to unit holders. Net cash provided by operating activities was $13.0 million for the three months ended March 31, 1998, and $30.1 million, $8.0 million, and $4.4 million for the years ended December 31, 1997, 1996 and 1995.

Management expects to meet long-term liquidity requirements for debt maturities, and acquisition, renovation and development of shopping centers from: (i) excess cash generated from operating activities, (ii) working capital reserves, (iii) additional debt borrowings, and (iv) additional equity raised in the public markets. Net cash used in investing activities was $47.7 million for the three months ended March 31, 1998 and $150.3 million, $107.3 million and $57.1 million during 1997, 1996 and 1995, respectively. Net cash provided by financing activities was $25.7 million for the three months ended March 31, 1998, and was $128.4 million, $104.5 million and $53.2 million during 1997, 1996 and 1995, respectively. At March 31, 1998, the Partnership had 20 shopping centers under construction or undergoing major renovations. Total committed costs necessary to complete the properties under development is estimated to be $65.0 million and will be expended through June 1999.

The Partnership's outstanding debt at March 31, 1998 and December 31, 1997 and 1996 consists of the following:

                                                                 1998               1997              1996
                                                          ------------------  ----------------  ----------------
Mortgage Loans Payable:
    Fixed rate secured loans                                    $173,560,907       114,615,011        34,281,064
    Variable rate secured loans                                   38,466,843        30,840,978                 -
     Fixed rate unsecured loans                                            -                 -                 -
Unsecured line of credit                                          90,231,185        48,131,185        73,701,185
                                                                ------------       -----------       -----------
    Total                                                       $302,258,935       193,587,174       107,982,249
                                                                ============       ===========       ===========

The weighted average interest rate on total debt at March 31, 1998 and December 31, 1997 and 1996 was 7.3%, 7.7% and 7.8%, respectively. The Partnership's debt is typically cross-defaulted, but not cross-collateralized, and includes usual and customary affirmative and negative covenants.

The Partnership is a party to a credit agreement dated as of March 27, 1998, providing for an unsecured line of credit (the "Line") from a group of lenders currently consisting of Wells Fargo Bank, National Association, First Union National Bank, Wachovia Bank, N.A., NationsBank, N.A., AmSouth Bank, Commerzbank AG, Atlanta Branch, PNC Bank, National Association, and Star Bank, N.A. This credit agreement modified the terms of the Partnership's existing line of credit by increasing the commitment to $300 million, reducing the interest rate, and incorporating a competitive bid facility of up to $150 million of the commitment amount. Maximum availability under the Line is based on the discounted value of a pool of eligible unencumbered assets (determined on the basis of capitalized net operating income) less the amount of the Partnership's and its subsidiaries' outstanding unsecured liabilities. The Line matures in May 2000, but may be extended annually for one year periods. Borrowings under the Line bear interest at a variable rate based on LIBOR plus a specified spread, (.875% currently), which is dependent on the Partnership's investment grade rating. The Partnership's ratings are currently Baa2 from Moody's Investor Service, BBB from Duff and Phelps, and BBB- from Standard and Poors. The Partnership is required to comply with certain financial and other covenants customary with this type of unsecured financing. These financial covenants include (i) maintenance of minimum net worth, (ii) ratio of total liabilities to gross asset value, (iii) ratio of secured indebtedness to gross asset value, (iv) ratio of EBITDA to interest expense, (v) ratio of EBITDA to debt service and reserve for replacements, and (vi) ratio of unencumbered net operating income to interest expense on unsecured indebtedness. The Line is used primarily to finance the acquisition and development of real estate, but is available for general working capital purposes.

Mortgage loans are secured by certain real estate properties, but generally may be prepaid subject to a prepayment of a yield-maintenance premium. Unconsolidated partnerships and joint ventures had mortgage loans payable of $9,850,128 at March 31, 1998, and the Partnership's share of these loans was $1,714,101. Mortgage loans are generally due in monthly installments of interest and principal and mature over various terms through 2018. Variable interest rates on mortgage loans are currently based on LIBOR plus a spread in a range of 125 basis points to 150 basis points. Fixed interest rates on mortgage loans range from 7.04% to 9.8%.

As of March 31, 1998, scheduled principal repayments on mortgage loans payable were as follows:

        1998                                $ 23,248,924
        1999                                  14,561,785
        2000                                  15,038,369
        2001                                  22,110,182
        2002                                  29,367,477
        Thereafter                           107,701,013
                                            ------------
            Total                            212,027,750
                                            ============

Regency qualifies and intends to continue to qualify as a REIT under the Internal Revenue Code. As a REIT, Regency is allowed to reduce taxable income by all or a portion of its distributions to stockholders. Since Regency's distributions have exceeded its taxable income, Regency has made no provision for federal income taxes. While the Partnership intends to continue to pay distributions such that Regency can continue to pay dividends to its stockholders, the Partnership will reserve such amounts of cash flow as it considers necessary for the proper maintenance and improvement of its real estate, while still allowing Regency to maintain its qualification as a REIT.

RESULTS FROM OPERATIONS

     COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 TO
     Three Months Ended March 31, 1997

     Revenues increased $10.8 million, or 83%, from $13.0 million for the first three months of 1997 to $23.8 million for the first three months of 1998. The increase was primarily the result of the 1997 Acquisitions and the Midland Acquisition. At March 31, 1998, the real estate portfolio contained approximately 10.7 million square feet and was 93.5% leased. Minimum rent increased $8.1 million, or 91%, and recoveries from tenants increased $1.5 million, or 68%, for the first three months of 1998 compared to the first three months of 1997. Revenues from property management, leasing, brokerage and development services provided on properties not owned by the Partnership were $2.5 million for the first three months of 1998 compared to $1.6 million for the first three months of 1997, the increase was due to fees earned from third property management and leasing contracts acquired as part of the Branch Acquisition and the Midland Acquisition. At March 31, 1998, the Partnership managed shopping centers and office buildings owned entirely by third parties containing approximately 6.1 million square feet.

     During the first quarter of 1998, the Partnership sold three office buildings and a parcel of land for $26.7 million, and recognized a gain on the sale of $10.2 million. The Partnership sold its one remaining office building during the second quarter of 1998, resulting in the Partnership's real estate portfolio being comprised entirely of neighborhood shopping centers. The proceeds from the sale were applied toward the purchase price of the 1998 Acquisitions.

     Operating expenses increased $5.5 million, or 76%, to $12.7 million for the first three months of 1998. Combined operating and maintenance expenses and real estate taxes increased $2.1 million, or 68%, during the first three months of 1998 to $5.1 million. The increases are due to the 1997 Acquisitions and the Midland Acquisition. General and administrative expense increased 55% during the first three months of 1998 to $3.4 million due to the hiring of new employees and related office expenses necessary to manage the 15 shopping centers acquired in the Midland Acquisition. Depreciation and amortization increased $2.2 million during the first three months of 1998, or 116%, primarily due to the 1997 Acquisitions and the Midland Acquisition.

     Interest expense increased to $3.4 million in the first three months of 1998 from $2.5 million in the first three months of 1997, or 37%, due primarily to increased average outstanding loan balances related to the financing of the 1997 and 1996 Acquisitions on the Line and the assumption of debt, as discussed under "-Acquisition and Development of Shopping Centers" above and "--Liquidity and Capital Resources" below.

     COMPARISON OF 1997 TO 1996

     Revenues increased $46.8 million, or 165%, to $75.3 million in 1997. The increase was due primarily to the 1997 Acquisitions and 1996 Acquisitions. At December 31, 1997, the real estate portfolio contained approximately 7.1 million square feet and was 93.6% leased. Minimum rent increased $32.8 million, or 160%, and recoveries from tenants increased $8.7 million, or 204%. Revenues from property management, leasing, brokerage and development services provided on properties not owned by the Partnership were $8.0 million in 1997 compared to $3.4 million in 1996, due to fees earned from third party property management and leasing contracts acquired as part of the Branch Acquisition. At December 31, 1997, the Partnership managed shopping centers and office buildings owned entirely by third parties containing approximately 4.4 million square feet as compared with 1.2 million square feet at December 31, 1996.

     Operating expenses increased $21.4 million, or 122%, to $39.0 million in 1997. Combined operating and maintenance expenses and real estate taxes increased $9.9 million, or 138%, during 1997 to $17.1 million. The increases are due to the 1997 and 1996 Acquisitions. General and administrative expense increased 65% during 1997 to $10.0 million due to the hiring of new employees and related office expenses necessary to manage the 52 shopping centers acquired during 1996 and 1997, as well as the 44 shopping centers that the Partnership began managing for third parties during 1997. Depreciation and amortization increased $7.6 million during 1997, or 174%, primarily due to the 1997 and 1996 Acquisitions.

     Interest expense increased to $13.6 million in 1997 from $6.5 million in 1996, or 110%, due primarily to increased average outstanding loan balances related to the financing of the 1997 and 1996 Acquisitions on the Line and the assumption of debt, as discussed under "--Acquisition and Development of Shopping Centers" above and "--Liquidity and Capital Resources" below.

     COMPARISON OF 1996 TO 1995

     Revenues increased $11.6 million, or 69.2%, to $28.4 million in 1996. The increase was due primarily to the 1996 Acquisitions discussed above and six shopping centers purchased during 1995 for $53.3 million ("1995 Acquisitions"). At December 31, 1996, the real estate portfolio contained approximately 3.5 million square feet and was 95.3% leased. Minimum rent increased $8.5 million, or 70%, and recoveries from tenants increased $2.0 million, or 87%. Revenues from property management, leasing, brokerage and development services provided on properties not owned by the partnership were $3.4 million in 1996 compared to $2.4 million in 1995, due to fees earned on build-to-suit development activity.

At December 31, 1996 and 1995, the Partnership managed shopping centers and office buildings owned entirely by third parties containing approximately 1.2 million square feet.

     Operating expenses increased $6.0 million, or 52%, to $17.6 million in 1996. Combined operating and maintenance expenses and real estate taxes increased $3.1 million, or 75%, during 1996 to $7.2 million. General and administrative expense increased 24% during 1996 to $6.0 million due to the hiring of new employees and related office expenses necessary to manage the 20 shopping centers acquired during 1995 and 1996. Depreciation and amortization increased $1.8 million during 1996, or 69%, primarily due to the 1996 and 1995 Acquisitions and three new anchor tenants who opened during 1996.

     Interest expense increased to $6.5 million in 1996 from $4.8 million in 1995, or 35%, due primarily to increased average outstanding loan balances related to the 1996 and 1995 Acquisitions. Outstanding debt at December 31, 1996 was $108.0 million as opposed to $55.7 million at year-end 1995.

ACCOUNTING STANDARDS AND ACCOUNTING CHANGES

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which is effective for years beginning after December 15, 1997. FAS 130 establishes standards for reporting total comprehensive income in financial statements, and requires that companies explain the differences between total comprehensive income and net income. Management has adopted this statement in 1998. No differences between total comprehensive income and net income existed in the interim financial statements reported at March 31, 1998 and 1997.

     FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Management does not believe that FAS 131 will affect its current disclosures.

     Effective March 19, 1998, the Emerging Issues Task Force ("EITF") ruled in Issue 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions", that only internal costs of identifying and acquiring non-operating properties that are directly identifiable with the acquired properties should be capitalized, and that all internal costs associated with identifying and acquiring operating properties should be expensed as incurred. The Partnership had previously capitalized all costs associated with the acquisition of operating properties as a cost of the real estate. The Partnership has adopted EITF 97-11 effective March 19, 1998. During 1997, the Partnership capitalized $1.5 million of internal costs related to acquiring operating properties. Through the effective date of EITF 97-11, the Partnership has capitalized $474,000 of internal acquisition costs in 1998. For the remainder of 1998, the Partnership expects to incur $1.1 million internal costs related to acquiring operating properties, which will be expensed.

     On May 22, 1998, the EITF reached a consensus on issue 98-9 "Accounting for Contingent Rent in Interim Financial Periods." The EITF has stated that lessors should defer recognition of contingent rental income that is based on meeting specified targets until those specified targets are met, rather than recognizing it ratably throughout the year. The Partnership has previously recognized contingent rental income (i.e., percentage rent) ratably over the year based on the historical trends of its tenants. The Partnership has adopted Issue 98-9 prospectively and has ceased the recognition of contingent rents until such time as its tenants have achieved their specified targets. The Partnership believes this will affect the interim period in which percentage rent is recognized; however, it will not have a material impact on the annual recognition of percentage rent.

ENVIRONMENTAL MATTERS

     The Partnership, like others in the commercial real estate industry, is subject to numerous environmental laws and regulations affecting the ownership and operation of real property. Dry cleaning facilities at the Partnership's shopping centers are a significant environmental concern. Certain of the Partnership's properties have been impacted by the dry cleaning operations of tenants or by other sources, and the Partnership is currently investigating or remediating contamination at these properties. The Partnership believes that the tenant dry cleaners are presently operating in accordance with current laws and regulations and has established procedures to monitor their operations. Based on information presently available, no additional environmental accruals have been made, and management believes that the ultimate disposition of currently known matters will not have a material adverse effect on the financial position, liquidity or results of operations of the Partnership. However, there can be no assurance that current remediation estimates and liability accruals for these matters will not change or that the future environmental compliance or remedial obligations arising out of known or currently undiscovered matters will not have a material adverse effect on the Partnership's business, financial condition or results of operations.

INFLATION

     Inflation has remained relatively low during 1998 and 1997 and has had a minimal impact on the operating performance of the shopping centers. However, substantially all of the Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Partnership to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses are often related to increases in the consumer price index or similar inflation indices. In addition, many of the Partnership's leases are for terms of less than ten years, which permits the Partnership to seek increased rents upon re-rental at market rates. Most of the Partnership's leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Partnership's exposure to increases in costs and operating expenses resulting from inflation.

YEAR 2000 COMPLIANCE

Management recognizes the potential effect Year 2000 may have on the Company's and the Partnership's operations and, as a result, has implemented a Year 2000 Compliance Project. The term "Year 2000 compliant" means that the software, hardware, equipment, goods or systems utilized by, or material to the physical operations, business operations, or financial reporting of an entity will properly perform date sensitive functions before, during and after the year 2000.

The Company's Year 2000 Compliance Project includes an awareness phase, an assessment phase, a renovation phase, and a testing phase of our data processing network, accounting and property management systems, computer and operating systems, software packages, and building management systems. The project also includes surveying our major tenants and financial institutions. Total costs incurred to date associated with the Company's Year 2000 compliance project have been reflected in the Company's income statement throughout 1997 and 1998, and were approximately $250,000.

The Company's computer hardware, operating systems, general accounting and property management systems and principal desktop software applications are Year 2000 compliant as certified by the various vendors. We are currently testing these systems, and expect to complete the testing phase by December 31, 1998. Based on initial testing, management does not anticipate any Year 2000 issues that will materially impact operations or operating results.

An assessment of the Company's building management systems has been completed. This assessment has resulted in the identification of certain lighting, telephone, and voice mail systems that may not be Year 2000 compliant. While we have not yet begun renovations, management believes that the cost of upgrading these systems will not exceed $500,000. It is anticipated that the renovation and testing phases will be complete by June 30, 1999.

The Company has surveyed its major tenants and financial institutions to determine the extent to which the Company is vulnerable to third parties' failure to resolve their Year 2000 issues. The Company will be able to more adequately assess its third party risk when responses are received from the majority of the entities contacted.

Management believes its planning efforts are adequate to address the Year 2000 Issue and that its risk factors are primarily those that it cannot directly control, including the readiness of its major tenants and financial institutions. Failure on the part of these entities to become Year 2000 compliant could result in disruption in the Company's cash receipt and disbursement functions. There can be no guarantee, however, that the systems of unrelated entities upon which the Company's operations rely will be corrected on a timely basis and will not have a material adverse effect on the Company.

The Company does not have a formal contingency plan or a timetable for implementing one. Contingency plans will be established, if they are deemed necessary, after the Company has adequately assessed the impact on operations should third parties fail to properly respond to their Year 2000 issues.



ITEM 3.   PROPERTIES

     The Partnership's properties and the Company's properties are summarized by state, including their GLA, as of March 31, 1998 as follows:

                                    Partnership                               COMPANY
                       -------------------------------------     -------------------------------------
   LOCATION            # PROPERTIES     GLA      % Leased(1)      # PROPERTIES     GLA     % LEASED(1)
   --------            ------------  ----------  -----------      ------------ ----------  -----------
Florida                     34        4,154,104      93.8%             44       5,310,720     91.9%
Georgia                     25        2,540,304      92.9%             27       2,717,511     93.2%
North Carolina              12        1,239,667      96.8%             12       1,239,667     96.8%
Ohio                         9          945,610      97.5%             11       1,575,530     93.9%
Alabama                      0                C         --             5         516,080      99.9%
Texas                        5          464,552      86.1%             5         464,552      86.1%
Tennessee                    4          295,257      90.2%             4         295,257      90.2%
Mississippi                  0                C         --             2         185,061      97.8%
Colorado                     5          441,049      82.8%             5         441,049      82.8%
Virginia                     2          197,324      98.1%             2         197,324      98.1%
Kentucky                     1          205,060      93.1%             1         205,060      93.1%
South Carolina               1           79,743      88.7%             1         79,743       88.7%
Michigan                     1           85,478      99.0%             1         85,478       99.0%
Missouri                     1           82,498      99.8%             1         82,498       99.8%
                            ---      ----------      ----             ---      ----------      ----
TOTAL                       100      10,730,646      93.5%            121      13,395,530     92.9%
                            ===      ==========      ====             ===      ==========      ====

__________________________

(1) Includes 14 properties under development If centers under development were excluded, as of March 31, 1998, the Partnership's shopping centers would be 95.2% leased and the Company's shopping centers would be 94.5% leased.

     As of March 31, 1998, 38.7% of the Partnership's total GLA was located in Florida, 23.7% in Georgia and 11.6% in North Carolina. Under the Company's stockholders agreement with SC-USREALTY, as presently in effect, without SC-USREALTY's prior consent, the Company and its subsidiaries, including the Partnership, may not invest more than 10% of their assets on a consolidated basis outside the states listed on the table above, plus West Virginia, Maryland, the District of Columbia and the southern region of Indiana, without SC-USREALTY's consent. However, on September 23, 1998, the Company entered into a merger agreement with Pacific Retail Trust, a privately-held REIT with properties in Texas, California, Oregon, Washington, Colorado and Arizona. The merger agreement provides for Pacific Retail Trust to merge into the Company. The Company anticipates that the properties it acquires from Pacific Retail Trust will be transferred to the Partnership immediately following the closing, which presently is expected to take place at year-end 1998. SC-USREALTY has entered into an amendment to its stockholders agreement with the Company, which will take effect simultaneously with the closing of the merger, permitting the Company and its subsidiaries to acquire shopping center properties of less than 350,000 square feet throughout the entire U.S. Consummation of the merger is subject to, among other things, approval of the shareholders of both the Company and Pacific Retail Trust and lender consents.

     Except for the geographic limitations presently in effect with SC-USREALTY, neither the company nor the partnership has limitations or targets with respect to the geographic concentration of its properties by state. The Company and the Partnership identify targeted investments in infill locations in densely populated residential communities where there are significant barriers to entry and where properties would not compete with existing properties owned by the Company or its subsidiaries.

     The following table summarizes the largest tenants occupying the Partnership's shopping centers and the Company's shopping centers based upon percentage of total annual rent exceeding 1% at March 31, 1998:

                                        PARTNERSHIP                                           COMPANY
                     -------------------------------------------------    ----------------------------------------------
                                     % OF        TOTAL                                     % OF       TOTAL
                                   PARTNER-     RENT(1)        % OF                      Company-    RENT(1)       % OF
                                    SHIP-         (IN      PARTNERSHIP                    OWNED        (IN       COMPANY
  TENANT                 GLA      OWNED GLA    MILLIONS)     RENT(1)           GLA         GLA      MILLIONS)    RENT(1)
  ------             ---------    ---------   ----------   -----------     ---------     --------   ---------    -------
Kroger(2)            1,413,570      13.2%        $11.6        13.4%        1,482,570      11.1%       $11.9       10.7%
Publix               1,068,110       10.0         7.0          8.1%        1,249,521       9.3%        7.8         7.1%
Winn Dixie             411,003       3.9          2.7          3.1%          687,513       5.1%        4.7         4.3%
Blockbuster            179,838       1.7          2.6          3.0%          186,338       1.4%        2.7         2.5%
K-Mart                 427,743       4.0          2.2          2.6%          427,743       3.2%        2.2         2.0%
Harris Teeter          184,563       1.7          2.2          2.6%          184,563       1.4%        2.2         2.0%
Eckerd                 148,211       1.4          1.3          1.5%          198,325       1.5%        1.6         1.4%
Walgreens              122,365       1.2          1.2          1.3%          177,365       1.3%        1.6         1.4%
Wal-Mart               224,169       2.1          1.0          1.2%          486,168       3.6%        2.0         1.8%
CVS Drugs               94,206       0.9          0.8          0.9%          103,206       0.8%        0.8         0.7%

_____________________________

(1) Rent includes annual base rent, annual percentage rent and annualized reimbursements for common area maintenance, real estate taxes and insurance as of March 31, 1998.

(2) Excludes 11 Kroger-anchored shopping centers under development. If included, percentage of Partnership-owned GLA would be 19.5% and percentage of Partnership rent would be 20.5%. If included, percentage of Company-owned GLA would be 16.2% and percentage of Company rent would be 16.5%.

     The Partnership's leases have lease terms generally ranging from three to five years for tenant space under 5,000 square feet. Leases greater than 10,000 square feet generally have lease terms in excess of five years, mostly comprised of anchor tenants with leases generally ranging from five to 40 years. Many of the anchor leases contain provisions allowing the tenant the option of extending the term of the lease at expiration. The Partnership's leases provide for the monthly payment in advance of fixed minimum rentals and for the payment of additional rents calculated as a percentage of the tenant's sales (in some cases), the tenant's pro rata share of real estate taxes, insurance and common area maintenance expenses and reimbursement for utility costs if not directly metered. The following table sets forth for all occupied leases in place as of June 30, 1998, a schedule of the Partnership's lease expirations for the next ten years, assuming that no tenants exercise renewal options:

                                                                     FUTURE
                                                  PERCENT OF          BASE           PERCENT OF
                                                  TOTAL GLA        RENT UNDER          TOTAL
                                 EXPIRING         CURRENTLY         EXPIRING            BASE
   LEASE EXPIRATION YEAR           GLA             Occupied          Leases           Rent(2)
   ---------------------         --------         ----------      -----------        ----------
(1).......................        89,144             0.9%         $   910,569           0.9%
1998......................       411,827             4.1            5,247,617           5.3
1999......................       806,004             8.0            9,255,584           9.4
2000......................       712,092             7.0            8,333,714           8.4
2001......................       845,221             8.4           10,050,718           10.2
2002......................     1,028,305             10.2          10,888,764           11.0
2003......................       552,124             5.5            6,042,302           6.1
2004......................       291,777             2.9            2,779,954           2.8
2005......................       164,717             1.6            1,697,464           1.7
2006......................       484,189             4.8            3,926,680           4.0
2007......................       367,624             3.6            3,541,174           3.6
                               ---------             ----         -----------           ----
       10 Yr Total........     5,753,024            56.9%         $62,674,540          63.3%
                               =========             ====         ===========           ====

______________

(1)  Leased currently under month-to-month rent or in process of renewal.

(2) Total minimum rent includes current minimum rent and future contractual rent steps for all properties, but excludes additional rent such as percentage rent, common area maintenance, real estate taxes and insurance reimbursements.

     See the property table below and also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information about the Partnership's properties.

     The following table describes the Partnership's properties and the Company's properties not owned by the Partnership at March 31, 1998:


                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY      GROCERY       DRUG           OTHER
PROPERTY NAME                  ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA         ANCHOR       STORE         ANCHORS (8)
-------------                  --------  -----------  ----------    ----------  -------   ------------    ----------   -------------
FLORIDA

JACKSONVILLE/NORTH FLORIDA
--------------------------
Anastasia Shopping Plaza         1993       1988       102,342        98.3%    4 8,555       Publix          --             --
Bolton Plaza                     1994       1988       172,938        98.6%        --          --            --          Wal-Mart
Carriage Gate                    1994       1978        76,833        90.4%        --          --            --          TJ Maxx
Courtyard (3)                    1987       1987        67,794        44.6%    6 6,446    Albertson's (4)    --             --
Ensley Square (5)                1997       1977        62,361        97.1%    4 7,786     Delchamps         --             --
Millhopper (3)                   1993       1974        84,444        85.9%    3 7,244       Publix        Eckerd           --
Newberry Square                  1994       1986       181,006        99.0%    3 9,795       Publix                       Kmart
Old St. Augustine Plaza          1996       1990       170,220        98.2%    4 2,112       Publix        Eckerd        Waccamaw
Palm Harbor                      1996       1991       168,448        98.8%    4 5,254       Publix        Eckerd         Bealls
Pine Tree Plaza (6)              1997       1998        60,488        82.4%    3 7,888       Publix          --             --
Regency Court                    1997       1992       218,665        97.6%        --          --            --          CompUSA,
                                                                                                                       Office Depot,
                                                                                                                          Sports
                                                                                                                        Authority
South Monroe Commons (6)         1996       1998        80,214        86.5%    4 8,466     Winn-Dixie      Eckerd           --
Village Commons (7)              1988       1988       105,895        97.5%        --          --            --        Wal-Mart (4),
                                                                                                                        Stein Mart

TAMPA/ORLANDO
-------------------------------
Bloomingdale                     1998       1987       267,935        98.1%    3 9,795       Publix        Eckerd       Wal-Mart,
                                                                                                                         Beall's
Mainstreet Square                1997       1988       107,159        89.9%    5 6,000     Winn-Dixie    Walgreen's         --
Mariner's Village                1997       1986       117,665        95.6%    4 5,500     Winn-Dixie    Walgreen's         --
Market Place-St. Petersburg      1995       1983        90,296        100.0%   3 6,464       Publix        Eckerd           --
Paragon Cable Building           1993       1993        40,298        100.0%       --          --            --             --

                                                OTHER
                                              TENANTS (9)
                                            -------------
FLORIDA

JACKSONVILLE/NORTH FLORIDA
--------------------------
Anastasia Shopping Plaza             Hallmark, Schmagel's Bagels, Mailboxes Etc.
Bolton Plaza                         Radio Shack, Payless Shoes, Mailboxes and More
Carriage Gate                        Brueggers Bagels, Bedfellows, Alterations, Etc.
Courtyard (3)                        Olan Mills, Heavenly Ham, Beauty Warehouse
Ensley Square (5)                    Radio Shack, Hallmark, AmSouth Bank
Millhopper (3)                       Whitney's Bridal, Chesapeake Bagel, Book Gallery
Newberry Square                      H & R Block, Cato Fashions, Olan Mills
Old St. Augustine Plaza              Mail Boxes, Etc., Hallmark, Hair Cuttery

Palm Harbor                          Mail Boxes, Etc., Hallmark, Merle Norman

Pine Tree Plaza (6)                  N/A
Regency Court                        H & R Block, Mail Boxes, Etc., Loop Restaurant
South Monroe Commons (6)             Rent-A-Center, H & R Block
Village Commons (7)                  Mail Boxes, Etc., GNC, Payless Shoes



TAMPA/ORLANDO
-------------------------------
Bloomingdale                          Radio Shack, H&R Block, Lucky Chinese
Mainstreet Square                     Rent-A-Center, Allstate Insurance, Northwest Financial
Mariner's Village                     Supercuts
Market Place-St. Petersburg           Mailboxes, Etc., Weight Watchers, Republic Bank
Paragon Cable Building                n/a


                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY     GROCERY        DRUG           OTHER
PROPERTY NAME                  ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA        ANCHOR        STORE         ANCHORS (8)
-------------                  --------  -----------  ----------    ----------  -------   ----------    ----------    -------------
Peachland Promenade              1995       1991        82,082         97.4%   48,890       Publix                     Ace Hardware
Regency Square at Brandon (3)    1986       1986       341,751         82.6%     --           --             --       TJ Maxx, AMC,
                                                                                                                         Staples,
                                                                                                                        Marshalls,
                                                                                                                         Michaels
Seven Springs                    1994       1986       162,580         93.1    35,000     Winn-Dixie         --           Kmart
Terrace Walk (3)                 1990       1990        50,926         56.8      --           --             --             --
Town Square                      1997       1986        42,969        100.0    14,074   Kash 'N Karry     Rite Aid
University Collections           1996       1984       106,627         93.8    40,143   Kash 'N Karry      Eckerd
                                                                                             (4)
Village Center-Tampa             1995       1993       181,096         98.7    36,434       Publix      Walgreen's      Stein Mart

WEST PALM BEACH/
Treasure Coast
---------------------------
Boynton Lakes Plaza              1997       1993       130,724         91.0    44,000     Winn-Dixie     Walgreen's         --
Chasewood Plaza (3)              1992       1986       141,034         89.6    39,795       Publix       Walgreen's         --
Chasewood Storage (3)            1992       1986        42,810         99.9      --           --                            --

East Port Plaza                  1997       1991       231,656         99.4    42,112       Publix       Walgreen's    Kmart, Sears
                                                                                                                        Homelife
Martin Downs Village Center (3)  1992       1985       121,998         92.7      --           --         Walgreen's    Coastal Care
Martin Downs Village
Shoppes (3)(6)                   1992       1988        48,932         95.6      --           --             --             --
Ocean Breeze (3)                 1992       1985       111,551         93.2    36,464       Publix       Walgreen's    Coastal Care
Ocean East (5)                   1996       1997       112,894         63.4    38,100   Stuart's Fine        --        Coastal Care
                                                                                            Foods
Tequesta Shoppes                 1996       1986       109,766         92.8    39,795       Publix       Walgreen's         --
Town Center at Martin Downs      1996       1996        64,546        100.0    56,146       Publix           --             --
Wellington Market Place          1995       1990       178,555         91.9    46,475     Winn-Dixie     Walgreen's   United Artists

Wellington Town Square           1996       1982       105,150         94.9    36,464       Publix         Eckerd           --

MIAMI/FT. LAUDERDALE
---------------------------
Aventura (3)                     1994       1974       102,876         90.5    35,908       Publix         Eckerd         Humana
Berkshire Commons                1994       1992       106,434         99.9    65,537       Publix       Walgreen's         --
Garden Square                    1997       1991        90,258         96.3    42,112       Publix         Eckerd           --
North Miami (3)                  1993       1988        42,500        100.0    32,000       Publix         Eckerd           --
Palm Trails Plaza (6)            1997       1998        76,067         85.0    59,562     Winn-Dixie         --             --
Tamiami Trail                    1997       1987       110,867         93.8    42,112       Publix         Eckerd           --
University Market Place          1990       1990       129,121         61.1    63,139    Albertson's (4)     --           Linens
                                                                                                                          Super-
                                                                                                                          market
Welleby                          1996       1982       109,949         89.5    46,779       Publix       Walgreen's         --
                                                     ---------        -----
Subtotal/Weighted Average                            5,310,720         91.9%
(Florida)                                            ---------        -----

                                         OTHER
                                        TENANTS (9)
                                        ----------
Peachland Promenade                      Ace Hardware, State Farm, Inc., Subway
Regency Square at Brandon (3)            Pak Mail, Lens Crafters, Famous Footware
Seven Springs                            Subway, H & R Block, State Farm
Terrace Walk (3)                         Olan Mills
Town Square                              Baskin Robbins, Mailboxes, Etc., Hallmark
University Collections                   Hallmark, Pak Mail, Dockside Imports
Village Center - Tampa                   Hallmark, Pak Mail, Mens Warehouse

WEST PALM BEACH
---------------------------

Boynton Lakes Plaza                      Radio Shack, Baskin Robbins, Dunkin Donuts
Chasewood Plaza (3)                      Hallmark, GNC, Supercuts
Chasewood Storage (3)
East Port Plaza                          H&R Block, Pak Mail, Subway
Martin Downs Village Center (3)          Burger King, Hallmark, Barnett Bank
Martin Downs Village Shoppes (3)(6)      Mailbox Plus, Allstate
Ocean Breeze (3)                         Mailboxes, Etc. Barnett Bank, Martin Memorial
Ocean East (5)                           Nations Bank, Mail Boxes, Etc. Martin Memorial
Tequesta Shoppes                         Hallmark, Mailboxes Etc, Radio Shack
Town Center at Martin Downs              Mail Boxes, Etc., Barnett Bank, Martin Memorial
Wellington Marketplace                   Pak Mail, Subway, Papa John's, Manhattan Bagel
Wellington Town Square                   Hallmark, Mail Boxes, Etc., Coldwell Banker

MIAMI/ FT.LAUDERDALE
---------------------------
Aventura (3)                             Pak Mail, Bank United, City of Aventura
Berkshire Commons                        H & R Block, Century 21, Postal Station
Garden Square                            Blockbuster, Subway, Bell South Mobility
North Miami (3)                          N/A
Palm Trails Plaza (6)                    Sal's Pizza, Dry Cleaners
Tamiami Trail                            Mail Boxes, Etc., Radio Shack, Pizza Hut
University Market Place                  H & R Block, Mail Boxes, Etc., Olan Mills
Welleby                                  Pizza Hut, H & R Block, Mail Boxes Plus

                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY    GROCERY         DRUG           OTHER
PROPERTY NAME                  ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA       ANCHOR         STORE         ANCHORS(8)
-------------                  --------  -----------  ----------    ----------  -------    -------         -----         -------
GEORGIA
---------------------------
ATLANTA
---------------------------
Ashford Place                   1997        1993        53,345        100.0%     --          --              --       Pier 1 Imports

Braelin Village (5)             1997        1991       226,522         98.8    63,986      Kroger            --           Kmart
Briarcliff LaVista              1997        1962        39,201        100.0      --          --             Drug            --
                                                                                                          Emporium
Briarcliff Village              1997        1990       192,660         90.0      --          --            Eckerd        TJ Maxx,
                                                                                                                       Office Depot
Buckhead Court                  1997        1984        55,227         95.8      --          --              --          Outback
                                                                                                                        Steakhouse
Cambridge Square                1996        1979        68,725         79.6    32,000    Winn-Dixie          --             --
Cromwell Square                 1997        1990        81,826         83.6      --          --           CVS Drug      Haverty's
                                                                                                                        Furniture
Cumming 400                     1997        1994       126,899        100.0    56,146      Publix            --          Big Lots
Delk Spectrum (3)(5)            1998        1991       100,880        100.0    45,044       A&P              --             --
Dunwoody Hall                   1997        1986        79,974         99.0    34,632       A&P            Eckerd           --
Dunwoody Village (5)            1997        1975       114,657         96.3    26,950     Bruno's            --             --
Evans Crossing                  1998        1993        76,580        100.0    62,580      Kroger            --             --
Loehmann's Plaza                1997        1986       137,635         86.6      --          --            Eckerd       Loehmann's

Lovejoy Station                 1997        1995        77,336        100.0    47,955      Publix            --             --
Memorial Bend                   1997        1995       177,278         86.5    56,146      Publix            --          TJ Maxx
Orchard Square                  1995        1987        85,940         89.8    36,990       A&P           CVS Drug          --
Paces Ferry Plaza               1997        1987        61,693        100.0      --          --              --             --
Powers Ferry Square             1997        1987        97,809        100.0     7,216     Harry's        Drugs for          --
                                                                                                            Less
Powers Ferry Village            1997        1994        78,995        100.0    47,955      Publix         CVS Drug          --
Rivermont Station               1997        1996        90,267        100.0    58,261  Harris Teeter      CVS Drug          --
Roswell Village (6)             1997        1997       144,071         86.8    37,888      Publix          Eckerd      Ace Hardware
Russell Ridge                   1994        1995        98,556        100.0    63,296      Kroger            --             --
Sandy Plains Village            1996        1992       168,513         76.9    60,009      Kroger            --        Ace Hardware
Sandy Springs Village           1997        1997        48,245        100.0    41,354      Kroger            --             --
Trowbridge Crossing (5) (6)     1997        1997        64,060         89.9    37,888      Publix            --             --

OTHER MARKETS
---------------------------

LaGrange Marketplace (3)        1993        1989        76,327         93.6    46,733    Winn-Dixie        Eckerd           --
Parkway Station (5)             1996        1983        94,290         92.9    42,130      Kroger            --             --
                                                     ---------        -----
Subtotal/Weighted
Average (Georgia)                                    2,717,511        -----
                                                     ---------         93.2%
                                                                      -----


                                         OTHER
                                        TENANTS (9)
                                        -------
GEORGIA
---------------------------
ATLANTA
---------------------------

Ashford Place                            Baskin Robbins, Mail Boxes, Etc., Merle Norman

Braelinn Village (5)                     Baskin Robbins, Mail Boxes, Etc., Manhattan Bagel
Briarcliff LaVista                       Supercuts
Briarcliff Village                       Subway, Famous Footware, The Hair Cuttery
Buckhead Court                           Hallmark, Bellsouth Mobility
Cambridge Square                         Papa John's, AAA Mail & Package, Wachovia
Cromwell Square                          First Union
Cumming 400                              Pizza Hut, Hair Cuttery, Famous Footware
Delk Spectrum (3)(5)                     GNC, Mailboxes, Etc., Wolf Camera
Dunwoody Hall                            Texaco, Blimpie, Nations Bank
Dunwoody Village (5)                     Federal Express, Jiffy Lube, Hallmark
Evans Crossing                           Subway, Hair Cuttery
Loehman's Plaza                          Mail Boxes, Etc., GNC, H & R Block
LoveJoy Station                          State Farm, Blockbuster, Pizza Hut
Memorial Bend                            GNC, Pizza Hut, H & R Block
Orchard Square                           Mail Boxes Unlimited, State Farm
Paces Ferry Plaza                        Chapter 11 Bookstore, Sherwin Williams
Powers Ferry Square                      Domino's Pizza, Dunkin Donuts
Powers Ferry Village                     Mail Boxes, Etc., South Trust Bank, Blimpie
Rivermont Station                        GNC, Pak Mail, Wolf Camera
Roswell Village (6)                      Hallmark, Pizza Hut, Schlotzyky's Deli
Russell Ridge                            Pizza Hut, Pak Mail, Hallmark
Sandy Plains Village                     Mail Boxes, Etc., Subway, H & R Block
Sandy Springs Village                    American Speedy Printing, Sandy Springs Schwinn
Trowbridge Crossing (5)(6)               Domino's Pizza, Postal Services, Hair Cuttery

OTHER MARKETS
---------------------------
LaGrange Marketplace (3)                 Little Caesar's, It's Fashions, One Price Clothing
Parkway Station (5)                      Olan Mills, Pizza Hut, H&R Block



                                            YEAR        GROSS
                               YEAR         CON-       LEASABLE     PERCENTAGE  GROCERY      GROCERY       DRUG           OTHER
PROPERTY NAME                ACQUIRED    STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA         ANCHOR       STORE         ANCHORS (8)
-------------                --------    -----------  ----------    ----------  -------      -------       -----         -------
NORTH CAROLINA
---------------------------

CHARLOTTE
---------------------------
Carmel Commons                  1997        1979       132,647         95.7%   14,300   Fresh Market       Eckerd      Piece Goods
City View                       1996        1993        77,550         98.5    44,000    Winn-Dixie       CVS Drug          --
Union Square                    1996        1989        97,191        100.0    33,000  Harris Teeter      CVS Drug     Consolidated
                                                                                                                         Theatres
RALEIGH/DURHAM
---------------------------
Bent Tree Plaza                 1998        1994        79,503        100.0    54,153      Kroger            --             --

Garner Square (6)(7)            1998        1998       221,650         94.7    57,590      Kroger                         United
                                                                                                             --          Artists,
                                                                                                                       Office Max,
                                                                                                                         Petsmart
Glenwood Village                1997        1983        42,864        100.0    27,764    Harris Teeter       --             --
Lake Pine Plaza                 1998        1997        87,690        100.0    57,590        Kroger          --             --
Maynard Crossing                1998        1997       122,814        100.0    55,973        Kroger          --             --
Southpoint Crossing (6)(7)      1998        1998       101,088         80.4    59,160        Kroger          --             --
Woodcroft                       1996        1984        85,353         98.5    26,752      Food Lion       Eckerd       True Value

ASHEVILLE
------------------------------
Oakley Plaza                    1997        1988       118,727        100.0    42,317        Bi-Lo        CVS Drug         Baby
                                                                                                                        Superstore
WINSTON-SALEM
------------------------------
Kernersville Marketplace        1998        1997        72,590        100.0    57,590        Kroger          --             --
                                                     ---------        -----
Subtotal/Weighted
Average (North                                       ---------        -----
Carolina)
                                                     1,239,667         96.8%
                                                     ---------        -----

                                         OTHER
                                        TENANTS
                                        --------
NORTH CAROLINA
---------------------------
CHARLOTTE
---------------------------
Carmel Commons                           Little Caesar's, Radio Shack, Blimpie's
City View                                Little Caesar's, City Library, Willie's Music
Union Square                             Subway, Mail Boxes, Etc., TCBY


RALEIGH/DURHAM
---------------------------
Bent Tree Plaza (6)(7)                   Pizza Hut, Manhattan Bagel, Parcel Plus
Garner Square                            Mail Boxes, Etc., Friedman's, Ritz Camera
Glenwood Village                         Domino's PIzza, Theradbenders II, Simple Pleasures
Lake Pine Plaza                          GNC, H & R Block
Maynard Crossing                         Hallmark, Mail Boxes, Etc., GNC
Southpoint Crossing (6) (7)              Wolf Camera, GNC, Manhattan Bagel
Woodcroft                                Domino's Pizza, Subway, Allstate Insurance

ASHEVILLE
---------------------------
Oakley Plaza                             Little Caesar's, Subway, Life Uniform

WINSTON - SALEM
---------------------------
Kernersville Marketplace                 Mail Boxes, Etc., Little Caesar's, Great Clips


                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY      GROCERY        DRUG           OTHER
PROPERTY NAME                  ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA         ANCHOR        STORE         ANCHORS(8)
-------------                  --------  -----------  ----------    ----------  -------      -------        -----         -------
OHIO
------------------------------
CINCINNATI
------------------------------
Beckett Commons                 1998        1995        80,434        100.0%   57,590        Kroger          --             --
Cherry Grove                    1998        1997       186,040         92.6    66,879        Kroger       CVS Drug       TJ Maxx,
                                                                                                                         Hancock
                                                                                                                         Fabrics
Hyde Park Plaza (3)(5)          1997        1995       374,743         96.3   138,592       Kroger,      Walgreen's      Barnes &
                                                                                           Thriftway                      Noble,
                                                                                                                        Old Navy,
                                                                                                                         Micheals
COLUMBUS
------------------------------
East Pointe                     1998        1993        86,520        100.0    59,120        Kroger                    Stein Mart,
                                                                                                                           The
                                                                                                                       Limited, S&K
                                                                                                                         Menswear
North Gate Plaza                1998        1996        85,100         94.2    62,000        Kroger                         --
Kingsdale (3)(6)                1997        1998       255,177         77.3    55,000       Big Bear                   Stein Mart,
                                                                                                                           The
                                                                                                                       Limited, S&K
                                                                                                                         Menswear
Windmiller Plaza-Pickerington   1998        1997       119,192         97.1    75,240        Kroger                   Sears Hardware


HAMILTON
------------------------------
Hamilton Meadows                1998        1989       126,251        100.0    67,216        Kroger                       K-Mart

WESTCHESTER
------------------------------
Westchester Plaza               1998        1988        88,181         98.4    66,523        Kroger          --             --

WORTHINGTON
------------------------------
Worthington                     1998        1991        93,092        100.0    52,337        Kroger       CVS Drug          --
                                                     ---------        -----

Subtotal/Weighted                                    ---------        -----
Average (Ohio)                                       1,575,530         93.9%
                                                     ---------        -----




COLORADO
-------------------------------
COLORADO SPRINGS
-------------------------------
Cheyenne Meadows (5)(6)           1998      1998        89,130         88.5%   69,105     King Soopers       --             --
Monument (6)(7)                   1998      1998        85,313         81.9    69,913     King Soopers       --             --
Woodman Plaza (6)(7)              1998      1998        97,913         71.4    69,913     King Soopers       --             --

DENVER
-------------------------------
Lloyd King Center (5)(6)          1998      1998        83,380         91.6    61,000     King Soopers       --             --
Stroh Ranch (6)(7)                1998      1998        85,313         81.9    69,913     King Soopers       --             --
                                                     ---------        -----
Subtotal/Weighted
Average (Colorado)                                     441,049         82.8%
                                                     ---------        -----

                                            OTHER
                                           TENANTS (9)
                                         --------------
OHIO
------------------------------
CINCINNATI
------------------------------
Beckett Commons                          Mail Boxes, Etc., Subway
Cherry Grove                             GNC, Hallmark, Sally Beauty Supply
Hyde Park Plaza (3)(5)                   H & R Block, Radio Shack, Hallmark

COLUMBUS
---------------------------
East Pointe                              Mail Boxes, Etc., Hallmark, Liberty Mutual
North Gate Plaza                         Domino's Pizza, GNC, Great Clips
Kingsdale (3) (6)                        Hallmark, Lens Crafters, Boston Market
Windmiller Plaza-Pickerington            Radio Shack, Sears Optical, Great Clips

HAMILTON
---------------------------
Hamilton Meadows                         H & R Block, GNC, Radio Shack

WESTCHESTER
---------------------------
Westchester Plaza                        Pizza Hut, Subway, GNC

WORTHINGTON
---------------------------
Worthington                              Little Caesar's, Hallmark, Radio Shack

COLORADO
---------------------------
COLORADO SPRINGS
---------------------------
Cheyenne Meadows (5)(6)                  Hallmark, Blimpie Subs, Cost Cutters
Monument (6) (7)                         Cost Cutter's, Pak Mail
Woodman Plaza (6) (7)                    Cost Cutters

DENVER
---------------------------
Lloyd King Center (5)(6)                 GNC, Cost Cutters, Hollywood Video
Stroh Ranch (6) (7)                      Cost Cutters, Post Net, Dry Clean Station


                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY      GROCERY        DRUG           OTHER
PROPERTY NAME                  ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA         ANCHOR        STORE         ANCHORS(8)
-------------                  --------  -----------  ----------    ----------  -------      -------        -----         -------

TENNESSEE
--------------------------------
NASHVILLE
--------------------------------
Harpeth Village (5)(6)            1997      1998        70,091         95.4%   54,510       Bruno's          --             --
Marketplace (5)                   1997      1997        23,500        100.0        --            --          --         Office Max
Murphreesburo (5)                 1998      1998        86,871         70.5    61,224        Kroger          --             --
Nashboro Village (6)(7)           1998      1998        86,871         70.5    61,224        Kroger          --             --
Peartree Village                  1997      1997            --           --   654,538    Harris Teeter     Eckerd       Office Max
                                                       114,795        100.0
Subtotal/Weighted                                           --           --
Average (Tennessee)                                    295,257         90.2%

SOUTH CAROLINA
--------------------------------
Merchants Village (6)             1997      1997        79,743         88.7%   37,888        Publix          --              --

--------------------------------

KENTUCKY
--------------------------------
Franklin Square                   1998      1988       205,060         93.1%   50,499        Kroger       Rite Aid      JC Penney,
                                                                                                                         Goody's

MICHIGAN
--------------------------------
Lakeshore                         1998      1996        85,478         99.0%   49,465        Kroger       Rite Aid          --

MISSOURI
--------------------------------
St. Ann Square                    1998      1986        82,498         99.8%   43,483       National         --             --

TEXAS
--------------------------------

DALLAS
--------------------------------
Bethany Lake (6)(7)               1998      1998        92,674         63.0%   58,374        Kroger          --             --
Preston Brook-Frisco (6)(7)       1998      1998        86,132         70.7    60,932        Kroger          --             --
Shiloh Springs (6)(7)             1998      1997        81,932         93.9    60,932        Kroger          --             --

ARLINGTON
--------------------------------
Creekside (5)                     1998      1997        85,642        100.0    60,932        Kroger          --             --
--------------------------------

SOUTHLAKE
--------------------------------
Village Center-Southlake (5)      1998      1997       118,172        100.0    60,932        Kroger          --             --
                                                     ---------        -----
Subtotal/Weighted
Average (Texas)                                      ---------         86.1%
                                                       464,552        -----

                                                   OTHER
                                                  TENANTS (9)
                                                  -------

TENNESSEE
---------------------------
NASHVILLE
---------------------------
Harpeth Villager (5)(6)                  Mail Boxes, Etc., Heritage Cleaners, Cat's Music
Marketplace (5)                          N/A
Murphreesboro  (5)
Nashboro Village (6) (7)                 Hallmark, Fantastic Sam's, Cellular Sales
Peartree Village                         Hollywood Video, AAA Auto Club, Royal Thai

SOUTH CAROLINA
---------------------------
Merchants Village (6)                    Hallmark, Mail Boxes, Etc., Hollywood Video

KENTUCKY
---------------------------
Franklin Square                          Hallmark, Mail Boxes, Etc., Radio Shack

MICHIGAN
---------------------------
Lakeshore                                Hallmark, Moy's Chinese, Baskin Robbins

MISSOURI
---------------------------
St. Ann Square                           Great Clips, US Navy, US Marines

TEXAS
---------------------------
DALLAS
---------------------------
Bethany Lake (6) (7)                     Boss Cleaners, Mr. Parcel, TGF Haircutters
Preston Brook-Frisco (6)(7)              Radio Shack, Coldwell Banker
Shiloh Springs (6) (7)                   GNC, Great Clips

ARLINGTON
---------------------------
Creekside (5)                            Hollywood Video, CICI's Pizza, Fantastic Sam's

SOUTHLAKE
---------------------------
Village Center - Southlake (5)           Radio Shack, Papa Johns, Smoothie King

                                            YEAR        GROSS
                                 YEAR       CON-       LEASABLE     PERCENTAGE  GROCERY    GROCERY         DRUG           OTHER
      PROPERTY NAME            ACQUIRED  STRUCTED(1)  AREA (GLA)    LEASED (2)    GLA       ANCHOR         STORE         ANCHORS(8)
      -------------            --------  -----------  ----------    ----------  -------    -------         -----         -------

VIRGINIA
--------------------------------

Brookville Plaza                  1998      1991        63,664        100.0%   52,864        Kroger          --             --
Statler Square                    1998      1996       133,660         97.2    65,003        Kroger       CVS Drug       Staples
                                                     ---------        -----
Subtotal/Weighted
Average (Virginia)                                     197,324         98.1%
                                                     ---------         ----


ALABAMA
--------------------------------

BIRMINGHAM
--------------------------------
Villages of Trussville (3)       1993       1987       69,300       100.0%       38,380     Bruno's      CVS Drug          --
West County Marketplace (3)      1993       1987      129,155       100.0        42,848   Food World (4)  Eckerd        Wal-Mart

--------------------------------
MONTGOMERY
--------------------------------
Country Club (1)                 1993       1991       67,622        99.6        35,922   Winn-Dixie      Harco            --

--------------------------------
ROANOKE/ALEXANDER CITY
--------------------------------
Bonner's Point (1)               1993       1985       87,280       100.0        34,700   Winn-Dixie        --          Wal-Mart
Marketplace-Alexander City (3)   1993       1987      162,723       100.0        47,668   Winn-Dixie        --
                                                                                                                          '97
Subtotal/Weighted Average                             516,080        99.9%
(Alabama)                                             =======       =====

MISSISSIPPI
--------------------------------
Columbia Marketplace (3)         1993       1988      136,002        97.0%       41,895   Winn-Dixie        --          Wal-Mart
Lucedale Marketplace (3)         1993       1989       49,059       100.0        35,059    Delchamps        --          Wal-Mart (4)

Subtotal/Weighted Average                             185,061        97.8%
 (Mississippi)

Total/Weighted Average                              13,395,530       92.9%
                                                    ==========      =====

                                            OTHER
                                           TENANTS (9)
                                           -------
VIRGINIA
---------------------------
Brookville Plaza                         H & R Block, House of Frames, Jenny Craig
Statler Square                           Little Caesar's, H & R Block, Hair Cuttery

ALABAMA
---------------------------

BIRMINGHAM
---------------------------
Villages of Trussville (3)               Little Caesar's, Cellular One, Mattress Max
West County Marketplace (3)              Domino's Pizza, GNC, Cato Plus

MONTGOMERY
---------------------------
Country Club (1)                         Little Caesar's, Subway, Taco Bell

ROANOAKE/ALEXANDER CITY
---------------------------
Bonner's Point (1)                       Subway, Domino's Pizza, It's Fashion
Marketplace-Alexander City (3)           Domino's Pizza, Subway, Hallmark

MISSISSIPPI
---------------------------
Columbia Marketplace (3)                 Subway, Radio Shack, Cato
Lucedale Marketplace (3)                 Subway, Video Junction, Byrd's Cleaners

-------------------------
(1)  Or latest renovation.
(2) Includes development properties. If development properties are excluded, the total percentage leased would be 95.2% for Partnership shopping centers and 94.5% for Company shopping centers.
(3)  Company-owned property not owned by the Partnership.
(4)  Tenant owns its own building.
(5) Owned by a partnership with outside investors in which the Partnership (or the Company in the case of a property referred to in note (3) above) or an affiliate is the general partner.
(6)  Property under development or redevelopment.
(7) Owned by a joint venture in which the Partnership owns less than a 100% interest.
(8) Other Anchors are defined as non-grocery and non-drug stores whose square footage is greater than 10,000 square feet.
(9) Other tenants are presented in order to provide a representative sample of the Partnership's tenant base other than Grocery, Drug, and Other Anchors. Other Tenants are generally defined as any tenant that is not a grocery store, drug store, or included under Other Anchors, and generally have total GLA less than 5,000 square feet.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Partnership interests in the Partnership are represented by Units, of which there are (i) Series A Preferred Units, (ii) Original Limited Partnership Units (including Class A Units), all of which were issued in connection with the Branch Acquisition, (iii) Class 2 Units, all of which were issued in connection with the Midland Acquisition, and (iv) Class B Units, all of which are owned by Regency. With the exception of certain Class B Units, all of the Units represent limited partner interests. The General Partner, as the holder of Class B Units, has broad powers to manage the affairs of the Partnership. The Series A Preferred Units, the Original Limited Partnership Units and the Class 2 Units have limited voting rights and have no right to vote for or control the management of the Partnership. Each class of limited partnership interest may be entitled to vote only with respect to certain issuances of additional limited partnership interests, certain amendments to the Partnership Agreement and, in the case of the Series A Preferred Units, the merger or consolidation of the Partnership or the sale of substantially all of the Partnership's assets under certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Information known to the Partnership with respect to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding Class B Units as of July 31, 1998 is as follows:

                                                  NO. OF UNITS
    CLASS           BENEFICIAL OWNER           BENEFICIALLY OWNED    % OF CLASS
--------------------------------------------------------------------------------

Class B Units   Regency Realty Corporation         21,550,259           100%
                121 W. Forsyth St., Suite 200
                Jacksonville, Florida 32202

SECURITY OWNERSHIP OF MANAGEMENT

     The Partnership has no directors or executive officers and is managed by Regency as the general partner of the Partnership. Other than J. Alexander Branch III (11,147 Original Limited Partnership Units) and Lee S. Wielansky (68,810 Class 2 Units), no director or executive officer of Regency personally owns any Units of the Partnership as of July 31, 1998.

     Information concerning the beneficial ownership of shares of common stock of Regency by its directors and executive officers, as well as by persons believed to be the beneficial owner of more than 5% of Regency's outstanding common stock, is hereby incorporated by reference to the information contained in Regency's definitive proxy statement for its 1998 Annual Meeting of Shareholders under the caption "Voting Securities."


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The Partnership is managed by Regency as the general partner of the Partnership. The information required by this item is hereby incorporated by reference to the material appearing under Item 10, "Directors and Executive Officers of the Registrant," in Regency's Annual Report on Form 10-K for the year ended December 31, 1997.


ITEM 6.   EXECUTIVE COMPENSATION

     The Partnership is managed by Regency as the general partner of the Partnership. Consequently, the information required by this item is reflected in and is hereby incorporated by reference to the information contained in Regency's definitive proxy statement for its 1998 Annual Meeting of Shareholders under the caption "Executive Compensation."


ITEM 7.   CERTAIN RELATIONSHIPS

     The Partnership is managed by Regency as the general partner of the Partnership. The information required by this item is hereby incorporated by reference to the information contained in Regency's definitive proxy statement for its 1998 Annual Meeting of Shareholders under the caption "Certain Transactions."


STOCKHOLDERS AGREEMENT WITH SC-USREALTY

General

The Company and SC-USREALTY are parties to a stockholders agreement dated as of July 10, 1996, as amended. The Company and SC-USREALTY have entered into a third amendment to the stockholders agreement that will take effect simultaneously with the pending merger of Pacific Retail Trust into the Company. See Item 3 ("Properties").

SC-USREALTY has agreed in the stockholders agreement to a "standstill" which expires on September 10, 2001 and is renewable for additional one year terms thereafter. A "standstill" is an agreement by a shareholder to refrain from changing its position. As part of its standstill, SC-USREALTY has agreed not to acquire additional Company shares and not to take certain actions relating to management or control, such as replacing members of the Company's Board of Directors. The stockholders agreement also gives SC-USREALTY certain rights such as the right to nominate directors, to participate in equity offerings by the Company and to be consulted on certain significant actions. In addition, the Company has also agreed to certain restrictions in the stockholders agreement including the amount of debt it can incur and the types of investments it can make.

Limit on Ownership of the Company Common Stock during Standstill

Under the stockholders agreement, during its standstill SC-USREALTY is prohibited from beneficially owning more than 45% of the outstanding Company Common Stock on a fully diluted basis. The amendment will permit SC-USREALTY to exchange all of its Pacific Retail Trust shares in the merger by limiting SC-USREALTY's ownership of Company Common Stock during the term of its standstill to 60% on a fully diluted basis until such time as SC-USREALTY's ownership of Company Common Stock falls below 45% on a fully diluted basis for a continuous period of 180 days, at which time the limit will be reduced from 60% to 49% on a fully diluted basis. SC-USREALTY will own approximately 52.5% of the outstanding Company Common Stock on a fully diluted basis upon completion of the merger with Pacific Retail Trust.

Board Representation

Under the stockholders agreement, SC-USREALTY has the right (but not the obligation) to name five nominees to the Company's 13-person Board of Directors, which is proportionate to its ownership of Company Common Stock. SC-USREALTY presently has two representatives on the Company's Board. The amendment provides that at and after the first election of directors to occur after the merger and until SC-USREALTY no longer owns 15% (as opposed to 20% under the present stockholders agreement) of the outstanding Company Common Stock on a fully diluted basis for a continuous period of 180 days, or until any earlier expiration of the standstill provisions of the stockholders agreement, SC-USREALTY will have the right to nominate the greater of (1) three (as opposed to two under the present stockholders agreement) and (2) that number of directors corresponding to the percentage of Company Common Stock owned by SC-USREALTY, but not more than 49% of the Board, rounded down to the nearest whole number.
If its standstill ends but SC-USREALTY continues to own at least 15% (as opposed to 20% under the present stockholders agreement) of the outstanding Company Common Stock on a fully diluted basis for a continuous period of 180 days, SC-USREALTY will have the right to nominate the lesser of (1) three directors (as opposed to two under the present stockholders agreement), and (2) the number corresponding to the percentage of Company Common Stock owned by SC-USREALTY.

Voting

On most matters, during the term of its standstill, SC-USREALTY must vote its shares at its option either (1) in accordance with the recommendation of the Company's Board or (2) proportionately in accordance with the vote of the other holders of Company Common Stock. Under the stockholders agreement, SC-USREALTY may, however, vote all its shares in its own discretion with respect to the election of its nominees to the Board and all its shares up to 40% (49% under the amendment) of the outstanding shares of Company Common Stock in its own discretion with respect to votes requiring the approval of holders of a majority of the outstanding shares on (i) any amendment to the Company's Articles or bylaws which would reasonably be expected to materially adversely affect SC-USREALTY and (ii) any merger, consolidation, sale of a material amount of assets, recapitalization, liquidation, or similar action out of the ordinary course of business, or the issuance of securities to a person which requires shareholder approval under the rules of the New York Stock Exchange.

Participation Rights

SC-USREALTY generally has the right under the stockholders agreement to purchase additional equity securities (at the same price offered to other purchasers) each time that the Company sells additional shares of capital stock (or options or other rights to acquire capital stock), in order to preserve SC-USREALTY's pro rata ownership of the Company, except that it may not purchase more than 37.5% of the securities offered. Under the amendment, the percentage of securities offered that SC-USREALTY may purchase in any offering by the Company will be increased from 37.5% to 49%.

Investments in Shopping Center Properties

The amendment will extend to the geographic region in which the Company may operate and in which SC-USREALTY's investment activities are restricted from a defined portion in the U.S. where the Company's current properties are located to the entire U.S. The effect of this amendment will be to permit the Company to invest in shopping centers of less than 350,000 square feet located anywhere in the U.S. The amendment also will restrict SC-USREALTY and its controlled affiliates from directly or indirectly owning, purchasing, developing or otherwise acquiring shopping centers anywhere in the U.S. except through their investment in (1) the Company, (2) other shopping center companies in which SC-USREALTY is not represented on the board of directors and does not participate in the management of such other company, and (3) shopping centers representing an incidental part of a portfolio investment provided that they are offered to the Company upon acquisition and, if not then purchased by the Company, again upon resale.

Limitations on Foreign Ownership

     Section 5.14 of the Company's Articles of Incorporation presently invalidates any issuance or transfer of shares that would (1) result in 5% or more of the fair market value of the Company's outstanding capital stock being held by Non-U.S. Persons (as defined in the Articles), excluding SC-USREALTY and its affiliates, or (2) result in 50% or more of such fair market value being held by Non-U.S. Persons, including SC-USREALTY and its affiliates. SC-USREALTY has the right to waive any of these restrictions. Non-U.S. Persons who hold 5% or more by value of the outstanding capital stock of a domestically controlled REIT may not be required to pay any U.S. federal income tax on any gain when they sell such stock. At the request of SC-USREALTY, the Company's Board of Directors has proposed amendments to Section 5.14, subject to consummation of the Pacific Retail Trust merger, to expressly permit SC-USREALTY and its affiliates to increase their ownership limit to 60% of the Company's Common Stock on a fully diluted basis, even though the Company will cease to be a domestically controlled REIT as a result of the merger. SC-USREALTY owns approximately 69.9% of Pacific Retail Trust's outstanding capital stock and will own approximately 52.5% of the Company's outstanding Common Stock on a fully diluted basis after the merger. In order to enable continuing maintenance of the Company's status as a domestically controlled REIT in the future once ownership by Non-U.S. Persons drops below 50% by value of the Company's outstanding capital stock, the proposed amendments to Section 5.14 of the Company's Articles also will invalidate issuances and transfers of shares thereafter by persons other than SC-USREALTY and its affiliates that would (1) result in 4.9% or more of the fair market value of the Company's outstanding capital stock being held by Non-U.S. Persons, other than SC-USREALTY and its affiliates, or (2) result in 50% or more of such fair market value being held by Non-U.S. Persons, including SC-USREALTY and its affiliates (who will be presumed to be Non-U.S. Persons).


ITEM 8.   LEGAL PROCEEDINGS

     The Partnership is not presently involved in any litigation nor, to its knowledge, is any litigation threatened against the Partnership, except for routine litigation arising in the ordinary course of business such as "slip and fall" litigation which is expected to be covered by insurance. In the opinion of management of Regency, such litigation is not expected to have a material adverse effect on the business, financial condition or results of operations of the Partnership.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     There is no established public trading market for the Units, and Units may be transferred only with the consent of the general partner as provided in the Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"). As of July 31, 1998, Regency was the only holder of Class B Units, and there were approximately 72 holders of record of other Units, determined in accordance with Rule 12g5-1 under the Securities Exchange Act of 1934, as amended. To the Partnership's knowledge, there have been no bids for the Units and, accordingly, there is no available information with respect to the high and low quotation of the Units for any quarter since January 1996. Each outstanding Unit other than Class B Units and Series A Preferred Units is exchangable, on a one share per Unit basis, for the common stock of Regency.

     At the present time, (i) there are no Units subject to outstanding options or warrants to purchase, or securities convertible into, Units of the Partnership, although additional units may be issued in payment of contingent consideration for the Branch and Midland Acquisitions and (ii) there are no Units that have been, or are proposed to be publicly offered by the Partnership.

     The Partnership Agreement provides that the Partnership will make priority distributions of Available Cash (as defined in the Partnership Agreement) first to Series A Preferred Units on each March 31, June 30, September 30 and December 31 in a distribution amount equal to 8.125% of the original capital contribution per Series A Preferred Unit. Subject to the prior right of the holders of Series A Preferred Units to receive all distributions accumulated on such Units in full, at the time of each distribution to holders of common stock of Regency distributions of Available Cash will then be made to the holders of Original Limited Partnership Units, first, and to the holders of Class 2 Units, second, in an amount per Unit identical to the amount that is distributed with respect to each share of common stock. The Partnership Agreement provides that all remaining Available Cash will be distributed to the general partner. The following table sets forth the quarterly distributions paid by the Partnership to its limited partners (other than holders of Series A Preferred Units) with respect to each full quarterly period for which Regency or its affiliate has been the general partner of the Partnership.

                                                             DISTRIBUTION
QUARTER ENDED                                                 PER LP UNIT
-------------                                                -------------
March 31, 1998.................................................   $0.44
December 31, 1997..............................................    0.44
September 30, 1997.............................................    0.42
June 30, 1997..................................................    0.42

     Under the loan agreement governing the Line, distributions may not exceed 95% of funds from operations ("FFO") based on the immediately preceding four quarters. The Partnership considers FFO, as defined by the National Association of Real Estate Investment Trusts, as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of income producing property held for investment, plus depreciation and amortization of real estate, and after adjustments for unconsolidated investments in real estate partnerships and joint ventures, to be the industry standard for reporting the operations of real estate investment trusts ("REITs"). Adjustments for investments in real estate partnerships are calculated to reflect FFO on the same basis. In the event of any monetary default, the Partnership will not make distributions to partners.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     The Partnership has engaged in the following sales of unregistered securities, each based upon Rule 506 of the Securities Act:

     On March 7, 1997, the Partnership acquired substantially all of the assets of Branch in exchange for the issuance of 3,888,699 Original Limited Partnership and Class A Units, valued for purposes of such transaction at $22.125 per Unit, the fair market value of the Regency common stock on the date the terms of the Branch transaction were reached. Pursuant to the Branch Acquisition, the principals of Branch could receive additional Units and shares of Regency common stock after the first, second and third anniversaries of the Branch closing based on the performance of certain properties, up to an aggregate of 1,020,061 Units. On March 23, 1998, in connection with the first anniversary of the Branch closing, the Partnership issued 721,997 additional Units representing property earn-outs pursuant to the Branch transaction, also valued at $22.125 per Unit.

     On March 11, 1998, the Partnership acquired substantially all of the assets of the Midland Group, in exchange for cash plus the issuance of 392,163 Class 2 Units, valued for purposes of such transaction at $26.5813. Certain equity owners of the Midland Group may also be entitled to receive contingent consideration in the form of Units on the first, second and third anniversaries of the Midland closing, also valued at $26.5813 per Unit.

     On June 25, 1998, the Partnership issued $80,000,000 8.125% Series A Cumulative Redeemable Preferred Units to Belair Capital Fund, LLC.

     On July 20, 1998, the Partnership sold an aggregate of $100,000,000 7-1/8% Notes due July 20, 2005 to Goldman Sachs & Co., Morgan Stanley & Co. Incorporated and PaineWebber Incorporated in a private placement pursuant to

Section 4(2) of the Securities Act at a purchase price equal to 99.758% of the face value of the Notes, less an underwriting discount of 0.625%. Such initial purchasers agreed to resell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional accredited investors in a manner exempt from registration under the Securities Act or to non-U.S. persons in compliance with Regulation S under the Securities Act.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The securities registered by this Registration Statement are the general partnership interests in the Partnership represented by Class B Units, all of which are held by the Company and are subordinate to the limited partnership interests of the Partnership. All Units acquired by the Company (and any of its affiliates that acquire interests in the Partnership) will be Class B Units; provided, however, that Units acquired by the Company upon the exercise by limited partners of redemption rights will be limited partnership interests represented by Class B Units. The following is a summary of certain provisions of the Partnership Agreement and is subject to, and qualified in its entirety by, the Partnership Agreement, which has been filed as an exhibit to this Registration Statement.

DISTRIBUTIONS

     The holders of Series A Preferred Units are entitled to a preferred payment of quarterly distributions at the rate of 8.125% of the original capital contribution per Unit. Likewise, before the General Partner or any of its affiliates will be entitled to any distributions of operating cash flow ("Available Cash"), each Original Limited Partner and holder of Class 2 Units (the "Additional Limited Partners") must receive an amount equal to such partner's Cumulative Unpaid Priority Distribution Account (as defined in the Partnership Agreement), together with an amount thereon accruing at the prime rate plus 2% per annum (the "Cumulative Unpaid Accrued Return Account"). However, once the holders of Series A Preferred Units, first, Original Limited Partners, second, and the Additional Limited Partners, third, have received an amount per Unit equal to the cash dividend paid on the common stock (together with any amounts in such partners' Cumulative Unpaid Priority Distribution Account and Cumulative Unpaid Accrued Return Account), the Limited Partners will not be entitled to any further distributions of Available Cash from the Partnership, and the remainder will be paid to the General Partner and any of its affiliates that acquire Units.

     The General Partner is required to restore any negative balance in its capital account upon liquidation of the Partnership. As a general rule, the General Partner will not be required to contribute funds to the Partnership in order to avoid arrearages in distributions of Available Cash. Conversely, to the extent that the Partnership's properties produce substantially more cash flow per Unit than the cash dividend on the common stock during the same period, the General Partner and its affiliates will be entitled to 100% of the excess.

POWERS OF THE GENERAL PARTNER

     The Partnership Agreement grants the General Partner broad powers to manage the business of the Partnership. The General Partner has agreed in Section 7.1(h) of the Partnership Agreement to use its reasonable best efforts as a fiduciary to manage the Partnership's business to prevent arrearages in distributions of Available Cash. However, Section 7.8(b) of the Partnership Agreement provides that, except as expressly otherwise provided, the General Partner is under no obligation to consider the separate interests of the Limited Partners in deciding whether to take any actions which the General Partner has undertaken in good faith on behalf of the Partnership. There are also numerous other provisions granting authority to the General Partner to take actions for specified reasons regardless of the consequences to the Limited Partners. For example, Section 7.9(d) of the Partnership Agreement authorizes actions by the General Partner undertaken in the good faith belief that such actions are necessary to protect Regency's continued qualification as a REIT or to avoid the incurrence by Regency of taxes under the Code. While section 7.1(a)(iii) of the Partnership Agreement requires the General Partner to use reasonable efforts to effect dispositions of the Partnership's assets in non-taxable exchanges under
Section 1031 of the Code, section 7.1(f) of the Partnership Agreement permits the General Partner to take actions permitted under the Partnership Agreement even though such actions could result in income tax liability to the Limited Partners.

     Under Section 7.1(a)(iii) of the Partnership Agreement, the General Partner is authorized to encumber assets of the Partnership for loans made to the General Partner, the proceeds of which are not required to be contributed to or loaned to the Partnership. However, Regency is required to make capital contributions to the Partnership where necessary (up to the amount of debt service and closing costs paid by the Partnership with respect to any such loan) to enable the Partnership to make the maximum permitted quarterly distribution of Available Cash.

     Section 7.8(b) of the Partnership Agreement acknowledges Regency's contractual commitment to SC-USREALTY that Regency take actions so as to avoid classification of SC-USREALTY as a "passive foreign investment company" as defined in Section 1296 of the Code. In general, this obligation will require, among other things, that (i) the Partnership manage its assets directly through employees of the Partnership and not through employees of Affiliates, (ii) that SC-USREALTY own (within the meaning of Section 1296(c) of the Code) at least 27.5% by value of Regency's capital stock at the end of each quarter, and (iii) that the General Partner maintain at least a 75% interest in the capital or profits of the Partnership.

TRANSFER RESTRICTIONS

     The Partnership Agreement provides that the General Partner may not transfer its general partnership interest (other than to an affiliate of the General Partner) or withdraw as general partner other than under certain conditions in connection with a merger, consolidation or other business combination or transaction with or into another person or sale of all or substantially all of its assets, or any reclassification or recapitalization. The General Partner may transfer all or any of its limited partnership interests to any party without the consent of the Partnership or any other partner.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

     The Partnership Agreement provides that the General Partner shall not be liable for monetary damages to the Partnership or the Limited Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The Partnership Agreement also provides for the indemnification of the General Partner, a Limited Partner, a director or officer of the Partnership and affiliates of the General Partner or Partnership acting in good faith on behalf of the Partnership as determined by the General Partner in its good faith judgment other than for any action by such person involving fraud, willful misconduct or gross negligence.


ITEM 13.  CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See "Index to Pro Forma Condensed Consolidated Financial Statements" on page P-1 of this Form 10 and "Index to Financial Statements" on page F-1 of this Form 10.

     The Partnership's Form 10-Q/A filed October 20, 1998, and incorporated herein by reference, updates the financial statements and pro forma financial information of the Partnership through June 30, 1998.

     The financial information for acquired properties required by Rule 3-14 of Regulation S-X is included in the following Form 8-K reports of Regency Realty Corporation and incorporated herein by reference:

          Form 8-K Report of Regency Realty Corporation filed July 4, 1998 as amended by Form 8-K/A filed March 19, 1998;

          Form 8-K Report of Regency Realty Corporation filed July 20, 1998;

          Form 8-K Report of Regency Realty corporation filed October 7, 1998.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (A)  FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

          See "Index to Pro Forma Condensed Consolidated Financial Statements" on page P-1 of this Form 10 and "Index to Financial Statements" on page F-1 of this Registration Statement on Form 10.

     (B)  EXHIBITS:

          The following exhibits are included in this Registration Statement on Form 10:

     3.1 Second Amended and Restated Agreement of Limited Partnership of Regency Centers, L.P., dated as of March 5, 1998, incorporated by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K/A filed March 19, 1998

     3.2 Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership Relating to 8.125% Series A Cumulative Redeemable Preferred Units

     4.1 Amended and Restated Redemption Agreement dated as of March 5, 1998 by and among Regency Centers, L.P., Regency Realty Corporation and the limited partners party thereto, incorporated by reference to Exhibit 10(c) to the Company's Current Report on Form 8-K/A filed March 19, 1998

     10.1 Credit Agreement dated as of March 27, 1998 among Regency Centers, L.P., as the Borrower, Regency Realty Corporation, as the Parent, the financial institutions party thereto, as the Lenders, and Wells Fargo Bank, N.A., as the Agent, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q filed May 15, 1998.

     10.2 Indenture dated as of July 20, 1998 among Regency Centers, L.P., the Guarantors named therein and First Union National Bank, as trustee

     10.3 Exchange and Registration Rights Agreement dated as of July 15, 1998 among Regency Centers, L.P., the Guarantors named therein and the Purchasers named therein

     21.1 Subsidiaries of the Registrant

     27.1 Financial Data Schedule

     99.1 The following sections of Regency Realty Corporation's definitive proxy statement for its 1998 Annual Meeting of Shareholders, which sections are incorporated by reference to such Proxy Statement:

          (a) The section captioned "Voting Securities" at pages 1 through 3.

          (b) The section captioned "Executive Compensation at pages 18 through 21.

          (c) The section captioned "Certain Transactions" at pages 21 through 23.

     99.2 The following sections of Regency Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, which sections are incorporated by reference to such Annual Report:

          (a) The response to item 10, "Directors and Executive Officers of the Registrant."

     99.3 The Partnership's Form 10-Q/A filed October 20, 1998.

     99.4 The following Form 8-K Reports of Regency Realty Corporation:

              Form 8-K Report of Regency Realty Corporation filed July 4, 1998 as amended by Form 8-K/A filed March 19, 1998;

              Form 8-K Report of Regency Realty Corporation filed July 20, 1998;

              Form 8-K Report of Regency Realty corporation filed October 7,
              1998.

                                 SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              REGENCY CENTERS, L.P.

                              By:   REGENCY REALTY CORPORATION,
                                    its general partner


Date:  October 19, 1998               By: /s/ J. Christian Leavitt
                                               ------------------------
                                          J. Christian Leavitt, Vice President,
                                          Secretary, Treasurer and Principal
                                          Accounting Officer

                             REGENCY CENTERS, L.P.

         INDEX TO PRO FORM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Pro Form Condensed Consolidated Balance Sheet
  as of March 31, 1998 (unaudited).................................  P-3

Notes to Pro Forma Condensed Consolidated Balance
  Sheet as of March 31, 1998 (unaudited)...........................  P-4

Pro Forma Consolidated Statements of Operations
  for the three month period ended March 31, 1998
  and the year ended December 31, 1997 (unaudited).................  P-5

Notes to Pro Forma Consolidated Statements of
  Operations for the three month period ended March 31, 1998 and the year ended December 31, 1997 (unaudited).................  P-7

                             REGENCY CENTERS, L.P.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet is based upon the historical consolidated balance sheet of the Partnership as of March 31, 1998 as if the Partnership had completed the acquisition of all the Midland Properties and the Financings as of that date. The following unaudited pro forma consolidated statements of operations of the Partnership are based upon the historical consolidated statements of operations for the three-month period ended March 31, 1998 and the year ended December 31, 1997, and are presented as if the Partnership had acquired the Branch Properties, the Midland Properties, the additional 12 grocery-anchored shopping centers acquired in 1997 and 1998 (the "Acquisition Properties") and had completed the Financings as of January 1, 1997. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements of the Partnership included elsewhere in this Registration Statement.

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations of the Partnership would have been at March 31, 1998 or December 31, 1997 assuming the transactions had been completed as set forth above, nor does it purport to represent the financial position or results of operations of the Partnership in future periods.

                             REGENCY CENTERS, L.P.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                         MIDLAND        OTHER
                           HISTORICAL PROPERTIES (A) ADJUSTMENTS       PRO FORMA
                           ---------- -------------- -----------       ---------
         ASSETS
Real estate investments,
 at cost.................   $737,251     $56,100      $     --         $793,351
Construction in progress.     40,765         --             --           40,765
 Less: accumulated depre-
  ciation................     20,812         --             --           20,812
                            --------     -------      ---------        --------
  Real estate rental
   property, net.........    757,204      56,100            --          813,304
                            --------     -------      ---------        --------
Investments in real es-
 tate partnerships.......        992         --             --              992
                            --------     -------      ---------        --------
 Net real estate invest-
  ments..................    758,196      56,100            --          814,296
                            --------     -------      ---------        --------
Cash and cash equiva-
 lents...................      5,556         --          36,777 (b)      42,333
Tenant receivables, net
 of allowance for
 uncollectible accounts..      7,651         --             --            7,651
Deferred costs, less ac-
 cumulated amortization..      2,570         --             --            2,570
Other assets.............      2,238         --           1,250 (b)       3,488
                            --------     -------      ---------        --------
  Total Assets...........   $776,211     $56,100      $  38,027        $870,338
                            ========     =======      =========        ========
LIABILITIES AND PARTNERS'
         CAPITAL
Mortgage loans payable...   $212,028     $31,732      $ (25,774)(b)    $217,986
Acquisition and develop-
 ment line of credit.....     90,231      24,368       (114,599)(b)(c)      --
Notes offered hereby.....        --          --         100,000 (b)     100,000
                            --------     -------      ---------        --------
  Total debt.............    302,259      56,100        (40,373)        317,986
Tenants' security and es-
 crow deposits...........      2,049         --             --            2,049
Accounts payable and
 other liabilities.......      8,881         --             --            8,881
                            --------     -------      ---------        --------
  Total liabilities......    313,189      56,100        (40,373)        328,916
                            --------     -------      ---------        --------
Limited partners' inter-
 est in consolidated
 partnerships............      7,246         --             --            7,246
                            --------     -------      ---------        --------
Series A
 preferred units.........        --          --          80,000 (c)      80,000
General and limited
partnership
 units...................    455,776         --          (1,600)(c)     454,176
                            --------     -------      ---------        --------
  Total partners' capi-
   tal...................    455,776         --          78,400         534,176
                            --------     -------      ---------        --------
    Total liabilities and
     partners' capital...   $776,211     $56,100      $  38,027        $870,338
                            ========     =======      =========        ========


    See accompanying notes to pro forma condensed consolidated balance sheet.

                             REGENCY CENTERS, L.P.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                MARCH 31, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS)

(a) Acquisitions of Shopping Centers:

    In January 1998, the Partnership entered into an agreement to acquire shopping centers from various entities comprising the Midland Group consisting of 21 shopping centers plus eleven shopping centers under development. The Partnership acquired 13 of the Midland shopping centers during March 1998 containing 1.3 million square feet for approximately $111,000. Those shopping centers are included in the Partnership's March 31, 1998 balance sheet. Subsequent to March 31, 1998, the Partnership has acquired or will acquire six additional shopping centers for $56,100 and during August 1998, expects to acquire an additional three properties under development for $41,300. In addition, during 1998, the Partnership expects to pay $4,600 in additional costs related to joint venture investments and other transaction costs related to acquiring the various shopping centers from Midland, and during 1999 and 2000 may pay contingent consideration of $23,000. The following table sets forth the aggregate purchase price for East Point, Maxtown, Worthington, Franklin Square, Windmiller and St. Ann Square, which were acquired or will be acquired subsequent to March 31, 1998.

                                                  PURCHASE
                                                   PRICE
                                                  --------
             East Point.......................... $ 8,215
             Maxtown.............................   7,712
             Worthington.........................  10,691
             Franklin Square.....................  11,375
             Windmiller..........................  11,464
             St. Ann Square......................   6,653
                                                  -------
                                                  $56,100
                                                  =======

   The following table represents the properties under development which the Partnership expects to acquire from Midland upon completion of construction during 1998. These properties are not included in these pro forma condensed consolidated financial statements.

                                                             EXPECTED
                                                            ACQUISITION PURCHASE
                                                               DATE      PRICE
                                                            ----------- --------
     Garner Festival.......................................    Aug-98    20,571
     Nashboro..............................................    Aug-98     7,260
     Crooked Creek.........................................    Aug-98    13,471
                                                                        -------
                                                                        $41,302
                                                                        =======

(b) Represents the proceeds from the offering of the Notes less offering costs of 1.25%. The Partnership used the net proceeds from the offering of the Notes in the amount of $98,800, for (a) the repayment of the balance outstanding on the Line ($36,200 on the pro forma basis presented herein after giving effect to the repayment described below in connection with the Offering of the Series A Preferred Units (the "Preferred Offering"), and (b) the repayment of existing mortgage loans ($25,800) and, for purposes of these pro forma financial statements, will retain the remainder ($36,800) as cash and cash equivalents to be used to complete the Midland Acquisition. The $1,200 of financing costs will be recorded as an "Other Asset" to be amortized over the term of the Notes. The mortgage loans were repaid during April 1998 without any premium or penalty, had average interest rates of 7.14% and were to mature from November 1998 to December 2001.

(c) Represents the proceeds from the offering of the Series A Preferred Units, less offering costs of 2%. At closing, the Partnership used the net proceeds from the Preferred Offering, in the amount of $78,400, for the repayment of outstanding balances on the Line.

                             REGENCY CENTERS, L.P.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)


                                 FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                          -----------------------------------------------------------------
                                        MIDLAND      ACQUISITION      OTHER
                          HISTORICAL PROPERTIES (E) PROPERTIES (F) ADJUSTMENTS    PRO FORMA
                          ---------- -------------- -------------- -----------    ---------
Revenues:
 Minimum rent...........   $17,064       $3,332          $214       $   (697)(j)   $19,913
 Percentage rent........       419          --            --              (8)(j)       411
 Recoveries from
  tenants...............     3,811          410            47            (67)(j)     4,201
 Management, leasing and
  brokerage fees........     2,504          --            --             --          2,504
 Equity in income of
  investments in real
  estate partnerships...         1          --            --             --              1
                           -------       ------          ----       --------       -------
                            23,799        3,742           261           (772)       27,030
                           -------       ------          ----       --------       -------
Operating expenses:
 Depreciation and
  amortization..........     4,145          676(g)         49(g)        (453)(j)     4,417
 Operating and
  maintenance...........     3,044          228            42           (122)(j)     3,192
 General and
  administrative........     3,433          180           --             (25)(j)     3,588
 Real estate taxes......     2,094          385            24            (81)(j)     2,422
                           -------       ------          ----       --------       -------
                            12,716        1,469           115           (681)       13,619
                           -------       ------          ----       --------       -------
Interest expense (income):
 Interest expense.......     3,410        2,058(h)        133(i)        (895)(k)     4,706
 Interest income........      (318)         --            --             --  (l)      (318)
                           -------       ------          ----       --------       -------
                             3,092        2,058           133           (895)        4,388
                           -------       ------          ----       --------       -------
Income before minority
  interest and gain on
  sale of real estate
  investments...........     7,991          215            13            804         9,023
Gain on sale of real es-
 tate investments.......    10,237          --            --          (9,336)(j)       901
Minority interest.......       (97)         --            --             --            (97)
                           -------       ------          ----       --------       -------
 Net income.............    18,131          215            13         (8,532)        9,827
Preferred distribu-
        tions...........       --           --            --          (1,625)(m)    (1,625)
                           -------       ------          ----       --------       -------
 Net income for unit
  holders...............   $18,131       $  215          $ 13       $(10,157)      $ 8,202
                           =======       ======          ====       ========       =======
Net income per unit
 (note (n)):
 Basic..................   $  0.71                                                 $  0.29
                           =======                                                 =======
 Diluted................   $  0.70                                                 $  0.29
                           =======                                                 =======


   See accompanying notes to pro forma consolidated statements of operations.

                             REGENCY CENTERS, L.P.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)


                                              FOR THE YEAR ENDED DECEMBER 31, 1997
                          ------------------------------------------------------------------------------
                                        BRANCH        MIDLAND      ACQUISITION      OTHER
                          HISTORICAL PROPERTIES(D) PROPERTIES (E) PROPERTIES (F) ADJUSTMENTS   PRO FORMA
                          ---------- ------------- -------------- -------------- -----------   ---------
Revenues:
 Minimum rent...........   $53,330      $3,596        $16,482         $6,834       $(4,136)(j)  $76,106
 Percentage rent........       898         167            --              17           --         1,082
 Recoveries from
  tenants...............    12,993         751          2,240          1,701          (548)(j)   17,137
 Management, leasing and
  brokerage fees........     7,997       1,060            --             --            --         9,057
 Equity in income of
  investments in real
  estate partnerships...        33         --             --             --            --            33
                           -------      ------        -------         ------       -------      -------
                            75,251       5,574         18,722          8,552        (4,684)     103,415
                           -------      ------        -------         ------       -------      -------
Operating expenses:
 Depreciation and
  amortization..........    11,905         972          2,994(g)       1,590(g)       (855)(j)   16,606
 Operating and
  maintenance...........    10,688         595          1,194          1,604        (1,260)(j)   12,821
 General and
  administrative........     9,964         683          1,042            --            (49)(j)   11,640
 Real estate taxes......     6,451         404          1,635            925          (447)(j)    8,968
                           -------      ------        -------         ------       -------      -------
                            39,008       2,654          6,865          4,119        (2,611)      50,035
                           -------      ------        -------         ------       -------      -------
Interest expense (income):
 Interest expense.......    13,614       1,517         10,353(h)       4,385(i)     (5,091)(k)   24,778
 Interest income........      (935)        (33)           --             --            --  (l)     (968)
                           -------      ------        -------         ------       -------      -------
                            12,679       1,484         10,353          4,385        (5,091)      23,810
                           -------      ------        -------         ------       -------      -------
 Income before minority
  interest and gain on
  sale of real estate
  investments...........    23,564       1,436          1,504             48         3,018       29,570
Gain on sale of real
 estate investments.....       451         --             --             --           (451)(j)      --
Minority interest.......      (505)       (313)           --             --            --          (818)
                           -------      ------        -------         ------       -------      -------
 Net income.............    23,510       1,123          1,504             48         2,567       28,752
Preferred distribu-
 tions...................      --          --             --             --         (6,500)(m)   (6,500)
                           -------      ------        -------         ------       -------      -------
 Net income for unit
  holders...............   $23,510      $1,123        $ 1,504         $   48       $(3,933)     $22,252
                           =======      ======        =======         ======       =======      =======
Net income per unit
  (note (n)):
 Basic..................   $  1.20                                                              $  1.12
                           =======                                                              =======
 Diluted................   $  1.12                                                              $  1.05
                           =======                                                              =======

   See accompanying notes to pro forma consolidated statements of operations.

                             REGENCY CENTERS, L.P.

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)


(d) Reflects pro forma results of operations for the Branch Properties for the period from January 1, 1997 to March 7, 1997 (acquisition date).

(e) Reflects revenues and certain expenses for the Midland Properties for the period from January 1, 1998 to the earlier of respective acquisition date of the property or March 31, 1998 and for the year ended December 31, 1997.

                                               FOR THE PERIOD FROM JANUARY 1, 1998
                                                     TO THE ACQUISITION DATE
                                             ---------------------------------------
        PROPERTY         ACQUISITION MINIMUM  RECOVERIES  OPERATING AND     REAL      GENERAL AND
          NAME              DATE      RENT   FROM TENANTS  MAINTENANCE  ESTATE TAXES ADMINISTRATIVE
        --------         ----------- ------- ------------ ------------- ------------ --------------
Windmiller..............   7/15/98   $  289      $ 45         $ 17          $ 36          $ 16
Franklin Square.........   4/29/98      303        19           27            25            13
St. Ann Square..........   4/17/98      184         3           17           --              5
East Pointe.............   4/29/98      223        19           15            46             8
Maxtown Road............   4/29/98      181        51           12            46            22
Worthington.............   4/29/98      227        74           17            61             7
Beckett Commons.........    3/1/98      113         7            6            14             4
Cherry Grove............    3/1/98      239        11           13            22            21
Bent Tree Plaza.........    3/1/98      137        11            7            59             8
Westchester Plaza.......    3/1/98      130        12           13            42             7
Brookville Plaza........    3/1/98       95         5            5           --              4
Lakeshore...............    3/1/98      123        10            5           --              6
Evans Crossing..........    3/1/98      116         4            5           --              6
Statler Square..........    3/1/98      164        15           13             1             8
Kernersville Plaza......    3/1/98      120         4            8           --              8
Maynard Crossing........    3/1/98      272        38           13           --             15
Shoppes at Mason........    3/1/98      116        27           15            33             6
Lake Pine Plaza.........    3/1/98      152        13           10           --              9
Hamilton Meadows........    3/1/98      148        42           10           --              7
                                     ------      ----         ----          ----          ----
                                     $3,332      $410         $228          $385          $180
                                     ======      ====         ====          ====          ====

                                              FOR THE YEAR ENDED DECEMBER 31, 1997
                                             ---------------------------------------
        PROPERTY         ACQUISITION MINIMUM  RECOVERIES  OPERATING AND     REAL      GENERAL AND
          NAME              DATE      RENT   FROM TENANTS  MAINTENANCE  ESTATE TAXES ADMINISTRATIVE
        --------         ----------- ------- ------------ ------------- ------------ --------------
Windmiller..............   7/15/98   $ 1,157    $  181       $   69        $  143        $   64
Franklin Square.........   4/29/98     1,270       171          158            94            98
St. Ann Square..........   4/17/98       741       149           60           119            42
East Pointe.............   4/29/98       821       159           50           107            51
Maxtown Road............   4/29/98       718       100           56            84            32
Worthington.............   4/29/98       862       208           67           124            59
Beckett Commons.........    3/1/98       687       140           38            83            47
Cherry Grove............    3/1/98     1,445       175           85           131           105
Bent Tree Plaza.........    3/1/98       786       130           64            59            48
Westchester Plaza.......    3/1/98       807        70           72            84            45
Brookville Plaza........    3/1/98       571        42           34            50            30
Lakeshore...............    3/1/98       759       156           55            96            32
Evans Crossing..........    3/1/98       613        84           34            50            33
Statler Square..........    3/1/98       913        76           43            54            60
Kernersville Plaza......    3/1/98       605        58           29            51            33
Maynard Crossing........    3/1/98     1,367       133           78            95           104
Shoppes at Mason........    3/1/98       644        56           61            65            38
Lake Pine Plaza.........    3/1/98       827        93           54            51            46
Hamilton Meadows........    3/1/98       889        59           87            95            75
                                     -------    ------       ------        ------        ------
                                     $16,482    $2,240       $1,194        $1,635        $1,042
                                     =======    ======       ======        ======        ======

                             REGENCY CENTERS, L.P.

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)

(f) Reflects revenues and certain expenses of the Acquisition Properties for the periods from January 1, 1998 and 1997 to the respective acquisition date of the property.

                                          FOR THE PERIOD FROM JANUARY 1, 1998 TO THE ACQUISITION DATE
                                        ------------------------------------------------------------------------------
           PROPERTY         ACQUISITION MINIMUM        PERCENTAGE       RECOVERIES      OPERATING AND        REAL
             NAME              DATE       RENT            RENT         FROM TENANTS      MAINTENANCE     ESTATE TAXES
           --------         ----------- ------------   -----------     -------------    --------------   -------------
   Bloomingdale
      Square...............   2/11/98    $        214     $        --      $        47       $        42     $        24
                              -------    ------------     -----------      -----------       -----------     -----------
                                         $        214     $        --      $        47       $        42     $        24
                                         ============     ===========      ===========       ===========     ===========

                                          FOR THE PERIOD FROM JANUARY 1, 1997 TO THE ACQUISITION DATE
                                        --------------------------------------------------------------------------
           PROPERTY         ACQUISITION   MINIMUM     PERCENTAGE     RECOVERIES     OPERATING AND        REAL
             NAME              DATE         RENT         RENT       FROM TENANTS     MAINTENANCE     ESTATE TAXES
           --------         ----------- ------------  -----------   -------------   --------------   -------------
   Oakley Plaza............   3/14/97   $        142     $    --       $         14    $         21      $       13
   Mariner's Village.......   3/25/97            185           6                 37              52              33
   Carmel Commons..........   3/28/97            297          11                 63              61              35
   Mainstreet Square.......   4/15/97            193          --                 34              57              30
   East Port Plaza.........   4/25/97            543          --                107             129              65
   Rivermont Station.......   6/30/97            642          --                124              99              56
   Lovejoy Station.........   6/30/97            306          --                 63              45              29
   Tamiami Trails..........   7/10/97            508          --                163             154              66
   Gardens Square..........   9/19/97            671          --                232             194              99
   Boynton Lakes Plaza.....   12/1/97          1,159          --                391             347             250
   Pinetree Plaza..........  12/23/97            279          --                 51              71              37
   Bloomingdale Square.....   2/11/98          1,909          --                422             376             212
                                        ------------     ----------    ------------    ------------      ----------
                                        $      6,834     $    17       $      1,701    $      1,604      $      925
                                        ============     ==========    ============    ============      ==========

(g) Depreciation expense is based on the estimated useful life of the properties acquired. For properties under construction, depreciation expense is calculated from the date the property is placed in service through the end of the period. In addition, the calculation reflects depreciation expense on the properties for the year ended December 31, 1997 and for the period from January 1, 1998 to the earlier of the respective acquisition date or March 31, 1998.

                      FOR THE PERIOD FROM JANUARY 1, 1998 TO THE ACQUISITION DATE
                         ------------------------------------------------------
         PROPERTY        BUILDING AND  YEAR PROPERTY               DEPRECIATION
           NAME          IMPROVEMENTS BUILT/RENOVATED USEFUL LIFE   ADJUSTMENT
         --------        ------------ --------------- ------------ ------------
   Bloomingdale Square..   $ 13,189            1987             30     $ 49
                                                                       ====
   Midland Properties...   $180,435    Ranging from   Ranging from
                                       1986 to 1996       29 to 40     $676
                                                                       ====

                             REGENCY CENTERS, L.P.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)


                          FOR THE PERIOD FROM JANUARY 1, 1997 TO THE ACQUISITION DATE
                          -----------------------------------------------------------
           PROPERTY         BUILDING AND  YEAR PROPERTY               DEPRECIATION
             NAME           IMPROVEMENTS BUILT/RENOVATED USEFUL LIFE   ADJUSTMENT
           --------         ------------ --------------- ------------ ------------
   Oakley Plaza............   $  6,428        1988            31            $41
   Mariner's Village.......      5,979        1986            29             47
   Carmel Commons..........      9,335        1979            22            101
   Mainstreet Square.......      4,581        1988            31             43
   East Port Plaza.........      8,179        1991            34             76
   Rivermont Station.......      9,548        1996            39            121
   Lovejoy Station.........      5,560        1995            38             73
   Tamiami Trails..........      7,598        1987            30            133
   Garden Square...........      7,151        1991            34            151
   Boynton Lakes Plaza.....      9,618        1993            36            244
   Pinetree Plaza..........      3,057        1982            25            120
   Bloomingdale Square.....     13,189        1987            30            440
   Acquisition Properties                                              --------
    pro forma depreciation
    adjustment............                                              $ 1,590
                                                                        =======
   Midland Properties......   $180,435    Ranging from   Ranging from   $ 2,994
                                          1986 to 1996       29 to 40   =======


(h) To reflect interest expense on the Line required to complete the acquisition of the Midland Properties at the average interest rate afforded the Partnership (6.525%) and the assumption of $97,000 of debt. For properties under construction, interest expense is calculated from the date the property is placed in service through the end of the period.

     Pro forma interest adjustment for the three-month period ended
     March 31, 1998...................................................   $ 2,058
                                                                         =======
     Pro forma interest adjustment for the year ended December 31,
     1997.............................................................   $10,353
                                                                         =======

(i) To reflect interest expense on the Line required to complete the acquisition of the Acquisition Properties at the average interest rate afforded the Partnership (6.525%). The three-month period ended March 31, 1998 and year ended December 31, 1997 calculation reflects interest expense on the properties from January 1, 1997 to the respective acquisition date of the property.

    Pro forma interest adjustment for the three-month period ended
    March 31, 1998...................................................   $   133
                                                                        =======
    Pro forma interest adjustment for the year ended December 31,
    1997.............................................................   $ 4,385
                                                                        =======

                             REGENCY CENTERS, L.P.

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)

(j) In December 1997, the Partnership sold one office building for $2,600 and recognized a gain on the sale of $451. During the first quarter of 1998, the Partnership sold three office buildings and a parcel of land for $26,700, and recognized a gain on the sale of $9,300. The adjustments to the pro forma consolidated statements of operations reflect the reversal of the revenues and expenses from the office buildings generated during 1997 and 1998, including the gains on the sale of the office buildings as if the sale had been completed on January 1, 1997.

    The Partnership believes that excluding the results of operations and gains related to the office buildings sold is necessary for an understanding of the continuing operations of the Partnership as the Partnership does not intend to own, operate or sell office buildings in the future.

(k) To reflect (i) interest expense and loan cost amortization on the Notes offset by (ii) the reduction of interest expense on the Line and mortgage loans from the proceeds of the offering of the Notes, the issuance of the Series A Preferred Units and the proceeds from the sale of the office buildings referred to in note (j).

   Pro forma interest adjustment for the three-month period ended
    March 31, 1998................................................... $  (895)
                                                                      =======
   Pro forma interest adjustment for the year ended December 31,
    1997............................................................. $(5,091)
                                                                      =======

(l) Proforma interest income earned has not been reflected in these Consolidated Pro Forma Statements of Operations for available proceeds in excess of the amounts needed to pay down the Line and mortgage loans. Pro forma interest income on the excess proceeds, assuming a 5% interest rate, would have amounted to $1,600 and $400 for the year ended
     December 31, 1997 and the three months ended March 31, 1998, respectively.

(m) To reflect the distribution on the Series A Preferred Units at an annual rate of 8.125% for the three-month period ended March 31, 1998 and year ended December 31, 1997.

                             REGENCY CENTERS, L.P.

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998
                     AND THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)


(n) The following summarizes the calculation of basic and diluted earnings per unit for the three-month period ended March 31, 1998 and the year ended December 31, 1997:

                                                FOR THE THREE    FOR THE YEAR
                                                 MONTHS ENDED        ENDED
                                                MARCH 31, 1998 DECEMBER 31, 1997
                                                -------------- -----------------
   Basic earnings per unit (EPU) calculation:
    Weighted average common units outstanding.      23,496           15,327
                                                   =======          =======
    Net income for unit holders...............     $ 8,202          $22,252
    Regency Class B common stock dividends....      (1,344)          (5,140)
                                                   -------          -------
    Net income for Basic and Diluted EPU......     $ 6,858          $17,112
                                                   =======          =======
   Basic EPU..................................     $  0.29          $  1.12
                                                   =======          =======
   Diluted earnings per unit (EPU) calculation:
    Weighted average common units outstanding
     per basic EPU............................      23,496           15,327
    Incremental shares to be issued under
     common stock options using the Treasury
     method...................................          54               80
    Contingent units or shares for the
     acquisition of real estate...............         334              955
                                                   -------          -------
     Total diluted units......................      23,884           16,362
                                                   =======          =======
   Diluted EPU................................     $  0.29          $  1.05
                                                   =======          =======

                             REGENCY CENTERS, L.P.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Regency  Centers, L.P.

   Independent Auditors' Report........................................... F-2
   Consolidated Balance Sheets as of March 31, 1998 (unaudited) and
    December 31, 1997 and 1996 ........................................... F-3
   Consolidated Statements of Operations for the three months ended March
    31, 1998 and 1997 (unaudited) and the years ended December 31, 1997,
    1996 and 1995 ........................................................ F-4
   Consolidated Statements of Changes in Capital for the three months ended March 31, 1998 (unaudited) and the years ended December 31,
    1997, 1996 and 1995................................................... F-5
   Consolidated Statements of Cash Flows for the three months ended March
    31, 1998 and 1997 (unaudited) and the years ended December 31, 1997,
    1996 and 1995......................................................... F-6
   Notes to Consolidated Financial Statements............................. F-8
   Financial Statement Schedule
      Independent Auditors' Report on Financial Statement
        Schedule.......................................................... S-1
      Schedule III - Regency Centers, L.P. Combined Real Estate and
        Accumulated Depreciation - December 31, 1997...................... S-2

All other schedules are omitted because they are not applicable or because information required therein is shown in the financial statements or notes thereto.






                         INDEPENDENT AUDITORS' REPORT

The Unit Holders of Regency Centers, L.P.
and the Board of Directors of Regency Realty Corporation:

  We have audited the accompanying consolidated balance sheets of Regency Centers, L.P. (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in capital and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP

Jacksonville, Florida
June 9, 1998

                             REGENCY CENTERS, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                           MARCH 31,   DECEMBER 31, DECEMBER 31,
                                              1998         1997         1996
                                          ------------ ------------ ------------
                                           (UNAUDITED)
                 ASSETS
Real estate investments, at cost (notes
 2, 4, 5 and 9):
 Land...................................  $161,686,129 $134,457,274 $ 55,713,109
 Buildings and improvements.............   575,565,348  467,730,009  196,957,090
 Construction in progress--development
  for investment........................    18,988,365   13,427,370    1,665,144
 Construction in progress--development
  for sale..............................    21,776,546   20,173,039    1,695,062
                                          ------------ ------------ ------------
                                           778,016,388  635,787,692  256,030,405
 Less: accumulated depreciation.........    20,812,516   22,041,114   11,669,690
                                          ------------ ------------ ------------
                                           757,203,872  613,746,578  244,360,715
 Investments in real estate partnerships
  (note 3)..............................       992,122      999,730    1,035,107
                                          ------------ ------------ ------------
  Net real estate investments...........   758,195,994  614,746,308  245,395,822
Cash and cash equivalents (note 4)......     5,556,513   14,642,429    6,466,899
Tenant receivables, net of allowance for
 uncollectible accounts of $1,357,948,
 $1,162,570 and $832,091 at March 31,
 1998 and December 31, 1997 and 1996,
 respectively...........................     7,651,036    7,245,788    3,608,727
Deferred costs, less accumulated
 amortization of $1,352,682, $1,456,933
 and $788,108 at March 31, 1998 and
 December 31, 1997 and 1996,
 respectively...........................     2,569,952    2,215,099    1,538,874

Other assets............................     2,237,699    2,299,521    1,173,286
                                          ------------ ------------ ------------
                                          $776,211,194 $641,149,145 $258,183,608
                                          ============ ============ ============
   LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
 Mortgage loans payable (note 4)........  $212,027,750 $145,455,989 $ 34,281,064
 Acquisition and development line of
  credit (note 5).......................    90,231,185   48,131,185   73,701,185
 Accounts payable and other liabilities.     8,881,063    9,972,065    5,489,236
 Tenants' security and escrow deposits..     2,049,465    1,854,700      987,902
                                          ------------ ------------ ------------
  Total liabilities.....................   313,189,463  205,413,939  114,459,387
                                          ------------ ------------ ------------
Limited partners' interest in
 consolidated partnerships (note 2).....     7,245,598    7,305,945          --
                                          ------------ ------------ ------------
Partners' capital:
     General partner; 22,695,394,
       21,822,226 and 10,282,575 units
       outstanding at March 31, 1998,
       December 31, 1997 and 1996,
       respectively                        433,087,436  415,112,127  143,724,221
     Limited partners; 1,008,706 and
       545,347 units outstanding at
       March 31, 1998 and December 31,
       1997, respectively. No units
       outstanding at December 31, 1996     22,705,597   13,317,134            -
                                          --------------------------------------

     Total partners' capital               455,776,133  428,429,261  143,724,221
                                          --------------------------------------
Commitments and contingencies (notes 9,
 11 and 12)
                                          $776,211,194 $641,149,145 $258,183,608
                                          ============ ============ ============

          See accompanying notes to consolidated financial statements.

                             REGENCY CENTERS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           THREE MONTHS ENDED
                               MARCH 31,               YEARS ENDED DECEMBER 31,
                         -----------------------  -------------------------------------
                            1998         1997        1997         1996         1995
                         -----------  ----------  -----------  -----------  -----------
                              (UNAUDITED)
Revenues:
 Minimum rent (note 9).. $17,064,484 $ 8,936,405  $53,330,305  $20,537,939  $12,065,182
 Percentage rent........     419,114     121,886      897,686       91,233       18,494
 Recoveries from
  tenants...............   3,810,543   2,264,502   12,993,162    4,269,126    2,278,539
 Management, leasing and
  brokerage fees........   2,504,106   1,641,191    7,996,714    3,444,287    2,425,733
 Equity in income of
  investments in real
  estate partnerships
  (note 3)..............         985      26,791       33,311       69,990        4,226
                         -----------  ----------  -----------  -----------  -----------
  Total revenues........  23,799,232  12,990,775   75,251,178   28,412,575   16,792,174
                         -----------  ----------  -----------  -----------  -----------
Operating expenses:
 Depreciation and
  amortization..........   4,145,466   1,921,334   11,904,788    4,344,985    2,573,278
 Operating and
  maintenance...........   3,044,254   1,692,230   10,688,596    4,528,222    2,769,756
 General and
  administrative (note
  10)...................   3,433,108   2,221,006    9,963,928    6,048,141    4,894,432
 Real estate taxes......   2,093,995   1,375,284    6,451,058    2,683,144    1,360,435
                         -----------  ----------  -----------  -----------  -----------
  Total operating
   expenses.............  12,716,823   7,209,854   39,008,370   17,604,492   11,597,901
                         -----------  ----------  -----------  -----------  -----------
Interest expense
 (income):
 Interest expense.......   3,409,517   2,488,443   13,613,704    6,475,909    4,799,577
 Interest income........    (318,246)   (158,690)    (934,473)    (609,892)    (401,531)
                         -----------  ----------  -----------  -----------  -----------
  Net interest expense..   3,091,271   2,329,753   12,679,231    5,866,017    4,398,046
                         -----------  ----------  -----------  -----------  -----------
  Income before minority
   interest and gain on
   sale of real estate
   investments..........   7,991,138   3,451,168   23,563,577    4,942,066      796,227
Gain on sale of real
 estate investments.....  10,237,419         --       450,902          --           --
Minority interest.......     (97,149)   (130,735)    (504,957)         --           --
                         -----------  ----------  -----------  -----------  -----------
  Net income............ $18,131,408  $3,320,433  $23,509,522  $ 4,942,066  $   796,227
                         ===========  ==========  ===========  ===========  ===========
Net income per unit
 (note 7):
 Basic.................. $      0.71  $     0.20  $      1.20  $      0.19  $      0.04
                         ===========  ==========  ===========  ===========  ===========
 Diluted................ $      0.70  $     0.20  $      1.12  $      0.19  $      0.04
                         ===========  ==========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                             REGENCY CENTERS, L.P.

                 CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

                          PREDECESSOR     GENERAL       LIMITED        TOTAL
                            EQUITY        PARTNER       PARTNERS      CAPITAL
                         -------------  ------------  ------------  ------------
Balance December 31,
 1994................... $  30,385,480  $        --   $        --   $ 30,385,480
 Net income.............       796,227           --            --        796,227
 Cash contributions from
  the issuance of
  Regency stock.........    49,515,522           --            --     49,515,522
 Cash distributions for
  dividends.............   (10,760,237)          --            --    (10,760,237)
 Other contributions
  (distributions), net..    15,925,801           --            --     15,925,801
                         -------------  ------------  ------------  ------------
Balance December 31,
 1995...................    85,862,793           --            --     85,862,793
 Net income.............     4,942,066           --            --      4,942,066
 Cash contributions from
  the issuance of
  Regency stock.........    63,617,263           --            --     63,617,263
 Cash distributions for
  dividends.............   (16,196,364)          --            --    (16,196,364)
 Other contributions
  (distributions), net..     5,498,463           --            --      5,498,463
                         -------------  ------------  ------------  ------------
Balance December 31,
 1996...................   143,724,221           --            --    143,724,221
 Reclassification of
  predecessor equity
  upon formation of the
  Partnership...........  (143,724,221)  143,724,221           --            --
 Net income.............           --     21,467,699     2,041,823    23,509,522
 Units issued for
  acquisitions of real
  estate................           --            --     98,635,846    98,635,846
 Cash contributions from
  the issuance of
  Regency stock.........           --    227,501,120           --    227,501,120
 Cash distributions for
  dividends.............           --    (35,093,345)   (1,900,288)  (36,993,633)
 Other contributions
  (distributions), net..           --    (27,947,815)          --    (27,947,815)
 Units exchanged for
  common stock of
  Regency...............           --     85,460,247   (85,460,247)          --
                         -------------  ------------  ------------  ------------
Balance December 31,
 1997...................           --    415,112,127    13,317,134   428,429,261
 Net income.............           --     17,537,084       594,324    18,131,408
 Cash contributions from
  the issuance of
  Regency stock.........           --          6,769           --          6,769
 Cash distributions for
  dividends.............           --    (12,219,915)     (276,876)  (12,496,791)
 Other contributions
  (distributions), net..           --     (4,560,723)          --     (4,560,723)
 Units issued for
  acquisitions of real
  estate................           --            --     26,266,209    26,266,209
 Units exchanged for
  common stock of
  Regency...............           --     14,155,883   (14,155,883)          --
 Reallocation of limited
  partners interest.....           --      3,036,211    (3,036,211)          --
                         -------------  ------------  ------------  ------------
Balance March 31, 1998
 (unaudited)............ $         --   $433,067,436  $ 22,708,697  $455,776,133
                         =============  ============  ============  ============

          See accompanying notes to consolidated financial statements.

                             REGENCY CENTERS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             THREE MONTHS ENDED
                                 MARCH 31,                   YEARS ENDED DECEMBER 31,
                         --------------------------  ---------------------------------------
                             1998          1997          1997          1996         1995
                         ------------  ------------  ------------  ------------  -----------
                                (UNAUDITED)
Cash flows from operat-
 ing activities:
Net income.............. $ 18,131,408  $  3,320,433  $ 23,509,522  $  4,942,066  $   796,227
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization..........    4,145,466     1,921,334    11,904,788     4,344,985    2,573,278
 Deferred financing
  cost amortization.....      135,221        93,290       434,826       227,026      115,215
 Debt premium
  amortization..........      (76,341)          --            --            --           --
 Minority interest......       97,149       130,735       504,957           --           --
 Equity in income of
  investments in real
  estate partnerships...         (985)      (26,791)      (33,311)      (69,990)      (4,226)
 Gain on sale of real
  estate investments....  (10,237,419)          --       (450,902)          --           --
 Changes in assets and
  liabilities:
  (Increase) decrease
   in tenant
   receivables..........      229,608     1,560,191    (3,637,071)   (2,532,102)     231,969
  Increase (decrease)
   in deferred leasing
   commissions..........      341,020       (40,777)     (849,786)     (254,073)    (261,351)
  Increase (decrease)
   in other assets......       60,473      (400,398)   (1,703,970)     (644,864)    (477,270)
  (Decrease) increase
   in tenants' security
   deposits.............      (41,953)      516,069       866,798       427,192      285,581
  Increase (decrease)
   in accounts payable
   and other
   liabilities..........      205,177     1,727,267      (432,171)    1,601,729    1,142,629
                         ------------  ------------  ------------  ------------  -----------
    Net cash provided by
     operating
     activities.........   12,988,824     8,801,353    30,113,680     8,041,969    4,402,052
                         ------------  ------------  ------------  ------------  -----------
Cash flows from
 investing activities:
 Acquisition,
  development and
  improvements of real
  estate................  (74,475,438)  (50,478,519) (153,030,917) (106,611,222) (57,093,867)
 Investment in real
  estate partnership....          --            --            --       (881,309)         --
 Distributions received
  from real estate
  partnership
  investments...........        8,593           --         68,688       231,581       12,146
 Proceeds from sale of
  real estate...........   26,734,955           --      2,645,229           --           --
                         ------------  ------------  ------------  ------------  -----------
   Net cash used in
    investing
    activities..........  (47,731,890)  (50,478,519) (150,317,000) (107,260,950) (57,081,721)
                         ------------  ------------  ------------  ------------  -----------
Cash flows from
 financing activities:
 Cash contributions from
  the issuance of
  Regency stock.........        6,769    26,000,012   227,501,120    63,617,263   49,515,522
 Cash distributions for
  dividends.............  (12,496,791)   (5,787,475)  (36,993,633)  (16,196,364) (10,760,237)
 Other contributions
  (distributions), net..   (4,560,723)     (544,094)  (27,947,815)    5,498,463   15,925,801
 Proceeds or (repayment)
  from acquisition and
  development line of
  credit, net...........   42,100,000    31,150,000   (25,570,000)   51,361,382  (18,736,629)
 Proceeds from mortgage
  loans payable.........    1,774,207           --     15,972,920     1,518,331   17,773,540
 Repayments of mortgage
  loans payable.........     (574,690)   (3,098,454)  (24,015,293)     (583,130)    (349,263)
 Deferred financing
  costs.................     (591,622)     (351,416)     (568,449)     (762,771)    (215,043)
                         ------------  ------------  ------------  ------------  -----------
    Net cash provided by
     financing
     activities.........   25,657,150    47,368,573   128,378,850   104,453,174   53,153,691
                         ------------  ------------  ------------  ------------  -----------
   Net (decrease)
    increase in cash and
    cash equivalents....   (9,085,916)    5,691,407     8,175,530     5,234,193      474,022
                         ------------  ------------  ------------  ------------  -----------
Cash and cash
 equivalents at
 beginning of period....   14,642,429     6,466,899     6,466,899     1,232,706      758,684
                         ------------  ------------  ------------  ------------  -----------
Cash and cash
 equivalents at end of
 period................. $  5,556,513  $ 12,158,306  $ 14,642,429  $  6,466,899  $ 1,232,706
                         ============  ============  ============  ============  ===========

                             REGENCY CENTERS, L.P.

                           THREE MONTHS ENDED
                               MARCH  31,             YEARS ENDED DECEMBER 31,
                         ------------------------ ----------------------------------
                            1998         1997         1997        1996       1995
                         ----------- ------------ ------------ ---------- ----------
                               (UNAUDITED)
Supplemental disclosure
 of cash flow
 information--cash paid
 for interest (net of
 capitalized interest
 of approximately
 $1,064,000, $257,000,
 $1,896,000, $381,000,
 and $285,000 for the
 three months ended
 March 31, 1998 and
 1997 and years ended
 December 31, 1997,
 1996 and 1995,
 respectively).........  $ 3,158,926 $  2,273,822 $ 13,247,209 $5,999,587 $4,776,868
                         =========== ============ ============ ========== ==========
Supplemental disclosure
 of non cash
 transactions:
 Mortgage loans assumed
  from sellers of real
  estate...............  $65,448,585 $105,302,169 $117,698,966        --         --
                         =========== ============ ============ ========== ==========
General and limited
  partnership units
  issued to acquire
  real estate..........  $26,266,209 $ 94,769,706 $ 98,635,846        --         --
                         =========== ============ ============ ========== ==========

          See accompanying notes to consolidated financial statements.

                             REGENCY CENTERS, L.P.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Principles of Consolidation

  Regency Centers, L.P. (the "Partnership") is the primary entity through which Regency Realty Corporation ("Regency"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns substantially all of its assets. In 1993, Regency was formed for the purpose of managing, leasing, brokering, acquiring, and developing shopping centers. The Partnership also provides management, leasing, brokerage and development services for real estate not owned by Regency (i.e., owned by third parties).

  The Partnership was formed in 1996 for the purpose of acquiring certain real estate properties. The historical financial statements of the Partnership reflect the accounts of the Partnership since its inception, together with the accounts of certain predecessor entities (including Regency Centers, Inc., a wholly-owned subsidiary of Regency through which Regency owned a substantial majority of its properties), which were merged with and into the Partnership as of February 26, 1998.

  The Partnership has a total of 22,367,573 units outstanding at December 31, 1997. Units are issued for several purposes, including (i) the acquisition of real estate from third parties, (ii) the contribution of real estate by Regency, and (iii) the contribution of cash by Regency. Regency owns approximately 97.5% of such units and is the General Partner in the Partnership. Units not owned by Regency are exchangeable for Regency's common stock on a one for one basis and units are paid the same amount of distributions as such units would have received had they been exchanged for common stock of Regency. The Limited Partners are holders of units that have not yet exchanged for Regency common stock. Upon conversion, Regency's ownership in the Partnership increases and the Limited Partners interest decreases.

  The accompanying consolidated financial statements include the accounts of the Partnership, its wholly owned subsidiaries, and its majority owned subsidiaries and partnerships. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

 (b) Revenues

  The Partnership leases space to tenants under agreements with varying terms. Leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Accrued rents are included in tenant receivables. Minimum rent has been adjusted to reflect the effects of recognizing rent on a straight line basis. Certain of the lease agreements contain provisions which provide additional rents based on tenants' sales volume. Substantially all of the lease agreements provide for reimbursement of the tenants' share of real estate taxes and certain common area maintenance ("CAM") costs. These additional rents are reflected on the accrual basis. Management, leasing, brokerage and development fees are recognized as revenue when earned.

 (c) Real Estate Investments

  Land, buildings and improvements are recorded at cost. All direct and indirect costs clearly associated with the acquisition, development and construction of real estate projects owned by the Partnership are capitalized as buildings and improvements, while maintenance and repairs which do not improve or extend the useful lives of the respective assets are reflected in operating and

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

maintenance expense. The property cost includes the capitalization of interest expense incurred during construction in accordance with generally accepted accounting principles.

  Depreciation is computed using the straight line method over estimated useful lives up to forty years for buildings and improvements, term of lease for tenant improvements, and five to seven years for furniture and equipment.

 (d) Income Taxes

  The Partnership is not liable for federal income taxes and each partner reports its allocable share of income and deductions on its respective return; accordingly no provision for income taxes is required in the consolidated financial statements.

  Regency Realty Group, Inc. and Regency Realty Group II, Inc., two of the Partnership's subsidiaries, file separate tax returns and are subject to Federal and State income taxes. The two companies had combined taxable income of $277,227 and $150,674 for the years ended December 31, 1997 and 1996, respectively and incurred a taxable loss for the year ended December 31, 1995. Regency Realty Group, Inc. had a net operating loss carryforward of $1,057,644 at December 31, 1997, and accordingly paid no income tax in 1997 and 1996. No income tax benefit has been recorded for the net operating loss carryforwards. Regency Realty Group II, Inc. paid $330,441 in Federal and State income tax in 1997, and had no operations prior to 1997.

  At December 31, 1997, the net book basis of real estate assets exceeded the tax basis by approximately $25.4 million, primarily due to the difference between the cost basis of the assets acquired and their carryover basis recorded for tax purposes. At December 31, 1996, the tax basis exceeded the book basis by approximately $7.5 million primarily due to higher depreciation expense for book purposes.

 (e) Deferred Costs

  Deferred costs consist of internal and external commissions associated with leasing the rental property and loan costs incurred in obtaining financing which are limited to initial direct and incremental costs. The net leasing commission balance was $1,089,557 and $546,995 at December 31, 1997 and 1996, respectively. The net loan cost balance was $1,125,542 and $991,879 at December 31, 1997 and 1996, respectively. Such costs are deferred and amortized using the straight-line method over the terms of the respective leases and loans.

 (f) Fair Value of Financial Instruments

  The fair value of the Partnership's mortgage loans payable and acquisition and development line of credit are estimated based on the current rates available to the Partnership for debt of the same remaining maturities. Therefore, the Partnership considers their carrying value to be a reasonable estimation of their fair value.

 (g) Earnings Per Unit

  The Partnership adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," on December 31, 1997. This statement governs the computation,

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The Partnership has applied the provisions of SFAS No. 128 to its calculation of basic and diluted earnings per unit. Earnings per unit are based on the weighted average number of units outstanding during each year (see note 7).

 (h) Cash and Cash Equivalents

  Any instruments which have an original maturity of ninety days or less when purchased are considered cash equivalents.

 (i) Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (j) Impairment of Long-Lived Assets

  The Partnership adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this Statement did not have a material impact on the Partnership's financial position, results of operations or liquidity.

 (k) Stock Option Plan

  Prior to January 1, 1996, Regency and the Partnership accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Regency and the Partnership adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Regency and the Partnership have elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 (l) Allocation of Expenses

  All general and administrative expenses incurred by Regency and the Partnership have been paid by the Partnership. All other expenses have been allocated between Regency and the Partnership

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

based upon the direct relationship to the real estate asset for which they were incurred. The Partnership provides property management services for the real estate properties within the Partnership as well as other entities, and earns a fee for these services. Such fees are recorded as management fee revenue for third parties or as a reduction of general and administrative expenses for properties owned by Regency. These fees are charged based on a percentage of total revenues, as defined.

 (m) Interim Unaudited Financial Statements

  The accompanying interim financial statements have been prepared by the Partnership, without audit, and in the opinion of management reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

 (n) Recent Accounting Pronouncements

  Effective March 19, 1998, the Emerging Issues Task Force ("EITF") ruled in Issue 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions," that only internal costs of identifying and acquiring non-operating properties that are directly identifiable with the acquired properties should be capitalized, and that all internal costs associated with identifying and acquiring properties should be expensed as incurred. The Partnership had previously capitalized direct costs associated with the acquisition of operating properties as a cost of the real estate. The Partnership has adopted EITF 97-11 effective March 19, 1998. During 1997, the Partnership capitalized approximately $1.5 million of internal costs related to acquiring operating properties. Through the effective date of EITF 97-11, the Partnership has capitalized $474,000 of internal acquisition costs. For the remainder of 1998, the Partnership expects to incur $1.1 million of internal costs related to acquiring properties, which will be expensed.

2. ACQUISITIONS OF SHOPPING CENTERS

  On March 7, 1997, the Partnership acquired substantially all of the assets of Branch Properties, L.P. ("Branch"), a privately held real estate firm based in Atlanta, Georgia, for $232.4 million. The assets acquired from Branch included 100% fee simple interests in 19 operating shopping centers and one center under development, and also partnership interests (ranging from 50% to 93%) in four partnerships with outside investors that owned four operating shopping centers and two centers under development. The Partnership also assumed the third party property management contracts of Branch on approximately three million square feet of shopping center GLA that generate management fees and leasing commission revenues.

  At closing and during 1997, the Partnership issued 3,728,224 units in exchange for the assets acquired and the liabilities assumed from Branch. The Units are redeemable on a one-for-one basis in exchange for shares of Regency common stock. On June 13, 1997, 3,027,080 partnership units were converted to Regency common stock. The purchase price of Branch, as recorded in the Partnership's consolidated financial statements, includes approximately $100.1 million for Units issued (based upon $26.85, the fair market value of Regency's common stock on the date the acquisition was publicly announced), $27.3 million in cash, $7.8 million for transaction costs and to establish reserves, and

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

2. ACQUISITIONS OF SHOPPING CENTERS, CONTINUED

$97.2 million of assumed debt. Limited partners' interest in consolidated partnerships of $7,910,253 was recorded for the four partnerships with outside investors.

  Additional units may be issued on the fifteenth day after the first, second and third anniversaries of the closing (each an "Earn-Out Closing"), based on the performance of the properties acquired (the "Property Earn-Out"). The formula for the Property Earn-Out provides for calculating increases in value on a property-by-property basis, based on increases in net income of the year of calculation. The Property Earn-Out is limited to 721,997 units at the first Earn-Out Closing and 1,020,061 units at all Earn-Out Closings (including the first Earn-Out Closing). During March 1998, the Partnership issued 721,997 units valued at $18.2 million to the partners of Branch (based upon fair market value of Regency's common stock at the time of issuance).

  Including the acquisition of the properties from Branch, the Partnership acquired or completed development of 36 shopping centers in 1997 and 12 shopping centers in 1996 (the "Acquisitions") accounted for as purchases, at cost totaling approximately $346.0 million and $101.7 million, respectively, through the issuance of units, assumed mortgage loans and cash. The operating results are included in the Partnership's consolidated financial statements from the date each property was acquired. The following unaudited pro forma information presents the consolidated results of operations as if the Acquisitions had occurred on January 1, 1996, after giving effect to certain adjustments including depreciation expense, additional general and administration costs, interest expense on new debt incurred, and an increase in the weighted average operating partnership units issued to acquire the shopping centers as if units had been issued on January 1, 1996. Pro forma revenues would have been $107.3 million and $90.5 million in 1997 and 1996, respectively. Pro forma net income for unit holders would have been $24.1 million and $7.4 million in 1997 and 1996, respectively. Diluted pro forma net income per unit would have been $1.16 per unit and $0.21 per unit in 1997 and 1996, respectively. This data does not purport to be indicative of what would have occurred had the Acquisitions been made on January 1, 1996, or of results which may occur in the future.

  In January 1998, the Partnership entered into an agreement to acquire the shopping centers from various entities comprising the Midland Group
("Midland") consisting of 21 shopping centers plus 11 shopping centers under development. Of the 32 centers to be acquired or developed, 31 are anchored by Kroger or its affiliate. Eight of the shopping centers under development will be owned through a joint venture in which the Partnership will own less than a 50% interest upon completion of construction. The Partnership acquired 13 of the Midland shopping centers containing 1.3 million square feet for approximately $111 million during March 1998. During 1998, 1999 and 2000, including all payments made to date, the Partnership will pay approximately $213 million for the 32 properties, including the assumption of debt, and in addition may pay contingent consideration of up to an estimated $23 million through the issuance of Partnership units and the payment of cash. Whether contingent consideration will be issued, and if issued, the amount of such consideration, will depend on the satisfaction during 1998, 1999 and 2000 of performance criteria relating to the assets acquired from Midland. For example, if a property acquired as part of Midland's development pipeline satisfies specified performance criteria at closing and when development is completed, the transferors of the property will be entitled to additional Partnership units based on the development cost of the properties and their net operating income. Transferors who redeemed their Partnership units for cash at the initial Midland closing will receive any contingent future consideration in cash rather than units.


3. INVESTMENTS IN REAL ESTATE PARTNERSHIPS

  The Partnership accounts for all investments in which it owns less than 50% using the equity method. The Partnership has a 10% investment in Village Commons Shopping Center and during 1996 acquired a 25% investment in Ocean East Mall. The Partnership's combined investment in these two partnerships was $999,730 and $1,035,107 at December 31, 1997 and 1996, respectively. Net income is allocated in accordance with each of the partnership agreements.

                             REGENCY CENTERS, L.P.

                           DECEMBER 31, 1997 AND 1996
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

4. MORTGAGE LOANS PAYABLE

  At December 31, 1997 and 1996, the following mortgage loans payable have been assigned by Regency to the Partnership since they are secured by real estate rental property which is included within the Partnership:

                                                          1997        1996
                                                          ----        ----
   7.04% to 7.97% mortgage notes, payable in monthly
    installments of $206,108, including principal and
    interest, maturing from December 15, 2000 to
    December 15, 2010................................  $29,064,254 $       --

   7.60% to 8.01% mortgage notes, payable in monthly
    principal installments of $39,646 plus interest
    maturing from June 28, 2001 to August 17, 2002...   22,005,752  22,465,410

   7.92% to 8.95% mortgage notes, payable in monthly
    installments of $117,628, including principal and
    interest, maturing from October 1, 2005 to August
    1, 2009..........................................   13,282,672         --

   8.40% mortgage note, payable in monthly
    installments of $102,646, including principal and
    interest, maturing on June 1, 2017...............   12,916,746         --

   7.84% mortgage note, payable in monthly
    installments of $92,119, including principal and
    interest, maturing on September 1, 2005..........   12,490,525         --

   9.80% mortgage note, payable in monthly
    installments of $73,899, including principal and
    interest, maturing on February 1, 1999...........    7,892,935   8,000,421

   7.94% mortgage note, payable in monthly
    installments of $52,214, including principal and
    interest, maturing on December 21, 2002..........    6,612,868         --

   9.75% mortgage note, payable in monthly
    installments of $55,630, including principal and
    interest, maturing on January 1, 1998............    5,864,972         --

   8.625% mortgage note, payable in monthly
    installments of $23,225, including principal and
    interest, maturing on June 1, 2003...............    2,295,238         --

   7.90% to 8.10% mortgage notes, payable in monthly
    installments of $21,595, including principal and
    interest, maturing from April 1, 2012 to June 1,
    2017.............................................    2,189,049         --

   6.987% to 7.863% (LIBOR + 1.25%) mortgage notes,
    interest only, payable monthly maturing from
    November 30, 1998 to June 12, 2000...............   24,122,500         --

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

4. MORTGAGE LOANS PAYABLE, CONTINUED

                                                           1997        1996
                                                           ----        ----
   Construction notes payable, interest only payable
    monthly at LIBOR + 1.5% and Prime + .25% maturing
    December 2001....................................     4,682,835   1,518,331

   7.375% (LIBOR + 1.5%) mortgage note, payable in
    monthly principal installments of $4,438,
    maturing on August 1, 1998.......................     2,035,643         --

   8.72% mortgage note, rate adjusts annually,
    payable in monthly installments of $23,105,
    including principal and interest, paid in full
    during 1997......................................           --    2,296,902
                                                       ------------ -----------

   Total mortgage loans payable......................  $145,455,989 $34,281,064
                                                       ============ ===========

  Principal maturities on the mortgage loans are as follows:

      YEAR                                     AMOUNT
      ----                                     ------
      1998................................. $ 27,048,272
      1999.................................    9,386,671
      2000.................................   13,488,153
      2001.................................   14,452,126
      2002.................................   18,712,015
      Thereafter...........................   62,368,752
                                            ------------
      Total................................ $145,455,989
                                            ============

  As part of its borrowing arrangements, the Partnership is expected to maintain escrow balances for the payment of real estate taxes on the mortgaged properties. Escrow balances recorded as cash and cash equivalents were $1,394,612 and $96,353 at December 31, 1997 and 1996, respectively.

  In conjunction with the acquisition of the Midland properties during the first quarter of 1998, the Partnership assumed mortgage loans of $66,191,790. The mortgage loans have interest rates in a range of 7.2% to 9.6%, and mature from June 10, 1999 to December 10, 2007. Principal and interest payments are due monthly on the loans.

5. ACQUISITION AND DEVELOPMENT LINE OF CREDIT

  At December 31, 1997, Regency had a $150 million unsecured revolving line of credit which is used to finance real estate acquisitions and developments which are included within the Partnership. Accordingly, Regency has assigned this line of credit to the Partnership. The interest rate is based upon LIBOR plus 1.5% with interest only for two years, and if then terminated, becomes a two year term loan maturing in May 2000 with principal due in seven equal quarterly installments. During March 1998, the line terms were modified by increasing the commitment to $300 million, reducing the interest rate and incorporating a competitive bid facility of up to $150 million of the commitment amount. The borrower may request a one year extension of the interest only revolving period annually in May of each year.

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

6. REGENCY STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

  Allocation of profits and losses and distributions to unit holders are made in accordance with the partnership agreement. Distributions to Limited Partners are made in the same amount as the dividends declared and paid on Regency common stock. Distributions to the General Partner are made at the General Partner's discretion.

  The following represent equity transactions initiated by Regency. The proceeds from such transactions are the primary source of capital from which the Partnership acquires and develops new real estate.

  On June 11, 1996, Regency entered into a Stockholders Agreement (the "Agreement") with Security Capital Holdings S.A. (together with its parent company Security Capital U.S. Realty, "SC-USREALTY") granting it certain rights such as purchasing Regency common stock, nominating representatives to Regency's Board of Directors, and subjecting SC-USREALTY to certain restrictions including voting and ownership restrictions. The Agreement primarily granted SC-USREALTY (i) the right to acquire 7,499,400 shares for approximately $132 million and also participation rights entitling it to purchase additional equity in Regency, at the same price as that offered to other purchasers, each time that Regency sells additional shares of capital stock or options or other rights to acquire capital stock, in order to preserve SC-USREALTY's pro rata ownership position; and (ii) the right to nominate a proportionate number of directors on Regency's Board, rounded down to the nearest whole number, based upon SC-USREALTY's percentage ownership of outstanding common stock (but not to exceed 49% of the Board). As of December 31, 1997, SC-USREALTY has acquired all of the 7,499,400 shares related to the Agreement. In connection with the units and shares of Regency common stock issued in exchange for Branch's assets (see note 2, Acquisitions of Shopping Centers), SC-USREALTY acquired 1,750,000 shares during August and December, 1997 at $22.125 per share in accordance with their rights as provided for in the Agreement.

  For a period of at least five years (subject to certain exceptions), SC-USREALTY is precluded from, among other things, (i) acquiring more than 45% of the outstanding Regency common stock on a diluted basis, (ii) transferring shares without Regency's approval in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of Regency's capital stock, or (iii) acting in concert with any third parties as part of a 13D group. Subject to certain exceptions, SC-USREALTY is required to vote its shares either as recommended by the Board of Directors or proportionately in accordance with the vote of the other shareholders.

  On July 11, 1997, Regency sold 2,415,000 shares to the public at $27.25 per share. In connection with that offering, SC-USREALTY purchased an additional 1,785,000 shares at $27.25 directly from Regency. On August 11, 1997, the Underwriters exercised the over-allotment option and Regency issued an additional 129,800 shares to the public and 95,939 shares to SC-USREALTY at $27.25 per share. Total proceeds from the sale of common stock to the public and SC-USREALTY of approximately $117 million net of offering expenses was used to reduce the balance of the Partnership's line of credit.

  Regency completed a $50 million private placement by issuing 2,500,000 shares of non-voting Class B common stock to a single investor on December 20, 1995 (the "Private Placement"). The proceeds from the Private Placement were used to acquire five shopping centers. Regency initially issued $18,250,000 of Series B preferred stock on October 26, 1995 to fund the acquisition of a shopping center. These shares were subsequently converted into Class B common stock. The Class B common stock is convertible into 2,975,468 shares of common stock beginning on the third

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

6. REGENCY STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL, CONTINUED

anniversary of the issuance date, subject to certain limitations defined in the agreement. The dividend on each share of Class B common stock is payable when and if declared by the Board of Directors pari passu with any dividend on the common stock of Regency.

7. EARNINGS PER UNIT

  The following summarizes the calculation of basic and diluted earnings per unit for the years ended, December 31, 1997, 1996 and 1995 (in thousands except per unit data):

                                                            1997    1996   1995
                                                           ------- ------ ------
  Basic earnings per unit ("EPU") calculation:
   Weighted average common units outstanding.............   15,327  5,191  4,712
                                                           ======= ====== ======
   Net income............................................  $23,510 $4,942 $  796
   Less dividends paid on Class B common stock and
    preferred stock......................................    5,140  3,937    591
                                                           ------- ------ ------
   Net income for Basic and Diluted EPU..................  $18,370 $1,005 $  205
                                                           ======= ====== ======
  Basic EPU..............................................  $  1.20 $ 0.19 $ 0.04
                                                           ======= ====== ======
  Diluted EPU calculation:
   Weighted average units outstanding per basic EPU......   15,327  5,191  4,712
   Incremental shares to be issued under common stock
    options using the Treasury method....................       80      3    --
   Contingent units or shares for the acquisition of real
    estate...............................................      955     --    --
                                                           ------- ------ ------
   Total diluted units...................................   16,362  5,194  4,712
                                                           ======= ====== ======
  Diluted EPU............................................  $  1.12 $ 0.18 $ 0.04
                                                           ======= ====== ======

The Class B common stock dividends and the preferred stock dividends are deducted from net income in computing earnings per unit since the proceeds of these offerings were transferred to and reinvested by the Partnership. Accordingly, payment of such dividends is dependent upon the operations of the Partnership.

8. LONG-TERM STOCK INCENTIVE PLANS

  Regency is committed to contribute to the Partnership all proceeds from the exercise of options or other stock-based awards granted under Regency's Stock Option and Incentive Plan. Regency's ownership in the Partnership will be increased based on the amount of proceeds contributed to the Partnership.

  In 1993, Regency adopted a Long Term Omnibus Plan (the "Plan") pursuant to which the Board of Directors may grant stock and stock options to officers, directors and other key employees. The Plan provides for the issuance of up to 12% of Regency's common shares outstanding not to exceed 3 million shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options granted have ten year terms, and with respect to officers and other key employees, become fully exercisable after five years from the date of grant, and with respect to directors, become fully exercisable after one year.

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

8. LONG-TERM STOCK INCENTIVE PLANS, CONTINUED

  At December 31, 1997, there were approximately 1.3 million shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1997 and 1996 was $3.26 and $3.04 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997--expected dividend yield 6.3%, risk-free interest rate of 6.3%, expected volatility 21%, and an expected life of 5.7 years; 1996--expected dividend yield 6.6%, risk-free interest rate of 5.9%, expected volatility 21%, and an expected life of five years. The Partnership applies APB Opinion No. 25 in accounting for this Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements.

  Had the Partnership determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Partnership's net income would have been reduced to the pro forma amounts indicated below (in thousands except per unit data):

                                                              1997    1996  1995
                                                             ------- ------ ----
   Net income as reported................................... $23,510 $4,942 $796
   Net income per unit:
     Basic..................................................    1.20   0.19 0.04
     Diluted................................................    1.12   0.19 0.04
   Pro forma net income.....................................  21,884  4,932 796*
   Net income per unit:
     Basic..................................................    1.09   0.19 0.04
     Diluted................................................    1.02   0.19 0.04

* The options granted during 1995 were issued on December 31, 1995 and accordingly had no effect to income.

  Pro forma net income for unitholders reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income for unitholders amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

  Stock option activity during the periods indicated is as follows:

                                                     NUMBER OF  WEIGHTED-AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     ---------  ----------------
   Outstanding, December 31, 1994...................   191,000       $19.16
    Granted.........................................     6,000        17.25
    Forfeited.......................................   (11,000)       19.25
                                                     ---------       ------
   Outstanding, December 31, 1995...................   186,000        19.09
    Granted.........................................    12,000        24.67
                                                     ---------       ------
   Outstanding, December 31, 1996...................   198,000        19.43
    Granted......................................... 1,252,276        25.39
    Forfeited.......................................    (7,000)       23.54
    Exercised.......................................  (124,769)       19.25
                                                     ---------       ------
   Outstanding, December 31, 1997................... 1,318,507       $25.08
                                                     =========       ======

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

8. LONG-TERM STOCK INCENTIVE PLANS, CONTINUED

  The following table presents information regarding all options outstanding at December 31, 1997.

                            WEIGHTED AVERAGE
           NUMBER OF           REMAINING        RANGE OF     WEIGHTED AVERAGE
      OPTIONS OUTSTANDING   CONTRACTUAL LIFE EXERCISE PRICES  EXERCISE PRICE
      -------------------   ---------------- --------------- ----------------
              61,231           6.1 years      $16.75--19.25       $18.77
           1,155,800           9.0 years              25.25        25.25
             101,476           6.8 years       26.25--27.75        26.99
           ---------           ---------      -------------       ------
           1,318,507           8.7 years      $16.75--27.75        25.08
           =========           =========      =============       ======

  The following table presents information regarding options currently exercisable at December 31, 1997.

              NUMBER OF                  RANGE OF                   WEIGHTED AVERAGE
         OPTIONS EXERCISABLE          EXERCISE PRICES                EXERCISE PRICE
         -------------------          ---------------               ----------------
                61,231                 $16.75--19.25                     $18.77
               240,500                  25.25--26.25                      25.27
                76,476                         26.88                      26.88
               -------                 -------------                     ------
               378,207                 $16.75--26.88                     $24.54
               =======                 =============                     ======

  Also as part of the Plan, in 1993 and 1996, certain officers purchased common stock at fair market value directly from Regency, of which 90% and 95%, respectively, was financed by a stock purchase loan provided by the Plan. These recourse loans are fully secured by stock, bear interest at fixed rates of 7.34% to 7.79% and mature after ten years. The Board of Directors may authorize the forgiveness of all or a portion of the principal balance based on Regency's achievement of specified financial objectives, and total stockholder return performance targets. During 1997, 1996 and 1995, $601,516, $646,598 and $379,418 was forgiven, respectively, and is included as a charge to income on the Partnership's consolidated statements of operations. Regency also has a performance based restricted stock plan for officers whereby a portion of the shares authorized under the Plan may be granted upon the achievement of certain total stockholder return performance targets. Shares granted under the plan become fully vested by January 1, 2000. During 1997 and 1996, related to the restricted stock plan, Regency allocated $259,600 and $809,400, respectively, to the Partnership, which has been offset against income on the Partnership's consolidated statement of operations.

9. OPERATING LEASES

  The Partnership's properties are leased to tenants under operating leases with expiration dates extending to the year 2041. Future minimum rent under noncancelable operating leases as of December 31, 1997, excluding tenant reimbursements of operating expenses and excluding additional contingent rentals based on tenants' sales volume are as follows:

           YEAR ENDING DECEMBER 31,            AMOUNT
           ------------------------         ------------
              1998......................... $ 63,513,327
              1999.........................   57,715,603
              2000.........................   51,604,223
              2001.........................   41,306,315
              2002.........................   35,169,738
              Thereafter...................  253,648,003
                                            ------------
              Total........................ $502,957,209
                                            ============

                             REGENCY CENTERS, L.P.

                          DECEMBER 31, 1997 AND 1996
           AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  At December 31, 1997, the real estate portfolio as a whole was approximately 93.6% leased.

9. OPERATING LEASES, CONTINUED

  The shopping centers' tenant base includes primarily national and regional supermarkets, drug stores, discount department stores and other retailers and, consequently, the credit risk is concentrated in the retail industry. During 1997, there was one tenant which individually represented 10.51% of the combined minimum rent, no other tenants individually exceeded 10%. The combined annualized rent from the Partnership's four largest retail tenants represented approximately 21% of annualized minimum rent at December 31, 1997.

10.  RELATED PARTY TRANSACTIONS

  The Partnership provides management, leasing, and brokerage services for certain commercial real estate properties of The Regency Group, Inc. ("TRG"), a corporation wholly-owned by certain officers and stockholders of Regency, and its affiliates. Fees for such services are charged to TRG based on current market rates. From time to time, certain personnel of the Partnership may provide administrative services to TRG, pursuant to an agreement. The cost of such services are reimbursed by TRG based on percentage allocations of management time and general overhead made in compliance with applicable regulations of the Internal Revenue Service.

11.  CONTINGENCIES

  The Partnership like others in the commercial real estate industry, is subject to numerous environmental laws and regulations and the operation of dry cleaning plants at the Partnership's shopping centers is the principal environmental concern. The Partnership believes that the dry cleaners are operating in accordance with current laws and regulations and has established procedures to monitor their operations. While the Partnership has registered the plants located in Florida under a state funded program designed to substantially fund the clean up, if necessary, of any environmental issues, the owner or operator is not relieved from the ultimate responsibility for clean up. The Partnership also has established due diligence procedures to identify and evaluate potential environmental issues on properties under consideration for acquisition. In connection with acquisitions during 1997 and 1996, the Partnership established environmental reserves of $1,944,633 and $600,000, respectively. While it is not possible to predict with certainty, management believes that the reserves are adequate to cover future clean-up costs related to these sites. The Partnership's policy is to accrue environmental clean-up costs when it is probable that a liability has been incurred and that amount is reasonably estimable. Based on information presently available, no additional environmental accruals were made and management believes that the ultimate disposition of currently known matters will not have a material effect on the financial position, liquidity or operations of the Partnership.

                             REGENCY CENTERS, L.P.

                           DECEMBER 31, 1997 AND 1996
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

12.  SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

  Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 1997 and 1996.

                            FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                            ------------- -------------- ------------- --------------
                                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)
   1997:
   Revenues................    $12,991        19,468        21,027         22,216
   Net income..............      3,320         4,028         7,624          8,538
   Basic net income per
    unit...................       0.20          0.20          0.35           0.37
   Diluted net income per
    unit...................       0.20          0.19          0.33           0.35
   1996:
   Revenues................    $ 5,965         6,213         7,478          8,757
   Net income..............      1,315         1,276         1,837            514
   Basic net income per
    unit...................       0.06          0.06          0.16          (0.08)
   Diluted net income per
    unit...................       0.06          0.06          0.16          (0.08)

                          Independent Auditors' Report
                        On Financial Statement Schedule
                        -------------------------------


The Unit Holders of Regency Centers, L.P.
 and the Board of Directors of Regency Realty Corporation:


Under date of June 9, 1998 we reported on the consolidated balance sheets of Regency Centers, L.P. as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 1997, as contained in the report on Form 10. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index on page F-1 of the report on Form 10. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                         KPMG Peat Marwick LLP


Jacksonville, Florida
June 9, 1998

                             REGENCY CENTERS, L.P.

               Combined Real Estate and Accumulated Depreciation
                               December 31 ,1997

                                                                                                                        Schedule III

                                      Initial Cost                                                  Total Cost
                              -------------------------------      Cost Capitalized         ------------------------------
                                                 Building &          Subsequent to                             Building &
                                Land            Improvements          Acquisition             Land             Improvements
                                ----            ------------          -----------             ----             ------------
Anastasia Shopping Plaza      1,072,451            3,617,493             112,404            1,072,451            3,729,897
Ashford Place                 2,803,998            9,943,994              79,313            2,803,998           10,023,307
Berkshire Commons             2,294,960            8,151,236              36,131            2,294,960            8,187,367
Bolton Plaza                  2,660,227            6,209,110           1,168,755            2,634,663            7,403,429
Boynton Lakes                 2,783,000           10,043,027                   -            2,783,000           10,043,027
Braelin Village               4,191,214           12,389,585              29,000            4,191,214           12,418,585
Briarcliff LaVista              694,120            2,462,819                   -              694,120            2,462,819
Briarcliff Village            4,597,018           16,303,813                   -            4,597,018           16,303,813
Buckhead Court                1,737,569            6,162,941             101,703            1,737,569            6,264,644
Cambridge Square                792,000            2,916,034               9,503              792,000            2,925,537
Carmel Commons                2,466,200            8,903,187             394,450            2,466,200            9,297,637
Carriage Gate                   740,960            2,494,750             973,938              740,960            3,468,688
City View                     1,207,204            4,341,304              23,534            1,207,204            4,364,838
Cromwell Square               1,771,892            6,285,288                   -            1,771,892            6,285,288
Cumming 400                   2,374,562            8,420,776               1,506            2,374,562            8,422,282
Dunwoody Hall                 1,819,209            6,450,922              13,824            1,819,209            6,464,746
Dunwoody Village              2,326,063            7,216,045             107,404            2,326,063            7,323,449
East Port Plaza               3,257,023           11,611,363              98,247            3,257,023           11,709,610
Ensley Square                   915,493            3,120,928                   -              915,493            3,120,928
Garden Square                 2,073,500            7,614,748               5,250            2,073,500            7,619,998
Glenwood Village              1,194,198            4,235,476              48,930            1,194,198            4,284,406
Harpeth Village               2,283,874            5,559,498                   -            2,283,874            5,559,498
Loehmann's Plaza              3,981,525           14,117,891                   -            3,981,525           14,117,891
Lovejoy Station               1,540,000            5,581,468               1,654            1,540,000            5,583,122
Mainstreet Square             1,274,027            4,491,897               9,666            1,274,027            4,501,563
Mariner's Village             1,628,000            5,907,835             106,970            1,628,000            6,014,805
Marketplace                     546,831            2,189,267                   -              546,831            2,189,267
Marketplace - Murphreesburo   2,432,942            1,755,643           1,813,070            2,432,942            3,568,713
Market Place - St. Petersburg 1,287,000            4,662,740             145,115            1,287,000            4,807,855
Memorial Bend                 3,256,181           11,546,660                   -            3,256,181           11,546,660
Merchants Village             1,054,306            3,162,919                   -            1,054,306            3,162,919

                                                                                         Total Cost,
                                                                                           Net of
                                                                      Accumulated        Accumulated
                                                     Total            Depreciation      Depreciation          Mortgages
                                                     -----            ------------      ------------          ---------
Anastasia Shopping Plaza                            4,802,348           454,375            4,347,973                   -
Ashford Place                                      12,827,305           270,924           12,556,381           4,737,136
Berkshire Commons                                  10,482,327           833,858            9,648,469           7,892,935
Bolton Plaza                                       10,038,092           703,549            9,334,543                   -
Boynton Lakes                                      12,826,027                 -           12,826,027                   -
Braelin Village                                    16,609,799           303,120           16,306,679          12,490,525
Briarcliff LaVista                                  3,156,939            59,584            3,097,355           1,667,855
Briarcliff Village                                 20,900,831           438,272           20,462,559          13,439,036
Buckhead Court                                      8,002,213           150,456            7,851,757                   -
Cambridge Square                                    3,717,537            72,374            3,645,163                   -
Carmel Commons                                     11,763,837           173,087           11,590,750                   -
Carriage Gate                                       4,209,648           544,405            3,665,243           2,377,489
City View                                           5,572,042           162,095            5,409,947                   -
Cromwell Square                                     8,057,180           168,957            7,888,223           4,518,368
Cumming 400                                        10,796,844           226,366           10,570,478           6,489,309
Dunwoody Hall                                       8,283,955           173,531            8,110,424                   -
Dunwoody Village                                    9,649,512           138,770            9,510,742           5,864,972
East Port Plaza                                    14,966,633           221,661           14,744,972                   -
Ensley Square                                       4,036,421            60,018            3,976,403                   -
Garden Square                                       9,693,498            47,723            9,645,775           6,612,868
Glenwood Village                                    5,478,604           102,842            5,375,762           2,295,238
Harpeth Village                                     7,843,372                 -            7,843,372           4,682,835
Loehmann's Plaza                                   18,099,416           379,505           17,719,911          10,000,000
Lovejoy Station                                     7,123,122            69,796            7,053,326                   -
Mainstreet Square                                   5,775,590            89,814            5,685,776                   -
Mariner's Village                                   7,642,805           111,949            7,530,856                   -
Marketplace                                         2,736,098           154,947            2,581,151           2,286,946
Marketplace - Murphreesburo                         6,001,655            76,255            5,925,400           2,035,643
Market Place - St. Petersburg                       6,094,855           245,981            5,848,874                   -
Memorial Bend                                      14,802,841           279,358           14,523,483           8,545,536
Merchants Village                                   4,217,225            67,584            4,149,641                   -

(*)   The year acquired or year constructed is in Item 3.
      Properties in the Company's Form 10.

                             REGENCY CENTERS, L.P.

               Combined Real Estate and Accumulated Depreciation
                               December 31, 1997

                                                                                                                 Schedule III
                                                                                                                  -continued-


                                        Initial Cost                                                  Total Cost
                               --------------------------------    Cost Capitalized         --------------------------------
                                                  Building &          Subsequent to                              Building &
                                 Land            Improvements          Acquisition             Land              Improvements
                                 ----            ------------          -----------             ----              ------------
Newberry Square                2,341,460            8,466,651             671,840            2,341,460             9,138,491
Oakley Plaza                   1,772,540            6,406,975              20,481            1,772,540             6,427,456
Old St. Augustine Plaza        2,047,151            7,355,162              36,833            2,047,151             7,391,995
Orchard Square                 1,155,000            4,135,353             248,460            1,155,000             4,383,813
Paces Ferry Plaza              2,811,522            9,967,557             222,957            2,811,522            10,190,514
Palm Harbour                   2,899,928           10,998,230             315,287            2,899,928            11,313,517
Paragon Cable Building           570,000            2,472,537                   -              570,000             2,472,537
Peachland Promenade            1,284,562            5,143,564              58,119            1,284,562             5,201,683
Peartree Village               5,196,653            8,732,711           4,408,150            5,196,653            13,140,861
Pine Tree Plaza                  539,000            1,995,927                   -              539,000             1,995,927
Powers Ferry Square            3,607,647           12,790,749               6,762            3,607,647            12,797,511
Powers Ferry Village           1,190,822            4,223,606                   -            1,190,822             4,223,606
Quadrant                       2,342,823           15,541,967           1,315,295            2,343,699            16,856,386
Regency Court                  3,571,337           12,664,014               3,480            3,571,337            12,667,494
Rivermont Station              2,887,213           10,445,109                   -            2,887,213            10,445,109
Roswell Village                2,304,345            6,777,200                   -            2,304,345             6,777,200
Russell Ridge                  2,153,214                    0           6,546,957            2,215,341             6,484,830
Sandy Plains Village           2,906,640           10,412,440               1,635            2,906,640            10,414,075
Sandy Springs Village            733,126            2,565,411              65,000              733,126             2,630,411
Seven Springs                  1,737,994            6,290,048           1,424,083            1,757,441             7,694,684
Tamiami Trails                 2,046,286            7,462,646                   -            2,046,286             7,462,646
Tequesta Shoppes               1,782,000            6,426,042             120,447            1,782,000             6,546,489
Town Center at Martin Downs    1,364,000            4,985,410               7,903            1,364,000             4,993,313
Town Square                      438,302            1,555,481                   -              438,302             1,555,481
Trowbridge Crossing              910,263            1,914,551                   -              910,263             1,914,551
Union Square                   1,578,654            5,933,889             108,926            1,578,654             6,042,815
University Collection          2,530,000            8,971,597              90,249            2,530,000             9,061,846
University Marketplace         3,250,562            7,044,579           2,209,804            3,532,046             8,972,899
Village Center                 3,010,586           10,799,316             295,220            3,010,585            11,094,537
Welleby Plaza                  1,496,000            5,371,636             253,171            1,496,000             5,624,807
Wellington Market Place        5,070,384           13,308,972             222,784            5,070,384            13,531,756
Wellington Town Square         1,914,000            7,197,934             574,179            1,914,000             7,772,113
Westland One                     198,344            1,747,391              60,445              198,344             1,807,836
Woodcroft Shopping Center      1,419,000            5,211,981             312,251            1,419,000             5,524,232
                             -----------          -----------          ----------          -----------           -----------
                             134,118,905          443,187,293          24,881,085          134,457,274           467,730,009
                             ===========          ===========          ==========          ===========           ===========

                                                                                  Total Cost,
                                                                                    Net of
                                                             Accumulated          Accumulated
                                           Total            Depreciation         Depreciation           Mortgages
                                           -----            ------------         ------------           ---------
Newberry Square                        11,479,951           1,072,541            10,407,410            6,656,968
Oakley Plaza                            8,199,996             126,236             8,073,760                    -
Old St. Augustine Plaza                 9,439,146             209,150             9,229,996                    -
Orchard Square                          5,538,813             219,788             5,319,025                    -
Paces Ferry Plaza                      13,002,036             269,031            12,733,005            5,065,000
Palm Harbour                           14,213,445             393,904            13,819,541                    -
Paragon Cable Building                  3,042,537             242,120             2,800,417                    -
Peachland Promenade                     6,486,245             420,484             6,065,761            4,280,979
Peartree Village                       18,337,514             196,402            18,141,112           12,916,746
Pine Tree Plaza                         2,534,927                   0             2,534,927                    -
Powers Ferry Square                    16,405,158             309,526            16,095,632                    -
Powers Ferry Village                    5,414,428             102,184             5,312,244            2,949,686
Quadrant                               19,200,085           4,356,804            14,843,281                    -
Regency Court                          16,238,831             306,445            15,932,386            5,732,000
Rivermont Station                      13,332,322             130,374            13,201,948                    -
Roswell Village                         9,081,545             125,446             8,956,099                    -
Russell Ridge                           8,700,171             445,001             8,255,170            6,403,370
Sandy Plains Village                   13,320,715             368,719            12,951,996                    -
Sandy Springs Village                   3,363,537              56,976             3,306,561                    -
Seven Springs                           9,452,125             868,180             8,583,945                    -
Tamiami Trails                          9,508,932              77,983             9,430,949                    -
Tequesta Shoppes                        8,328,489             216,001             8,112,488                    -
Town Center at Martin Down              6,357,313             135,242             6,222,071                    -
Town Square                             1,993,783              37,632             1,956,151            1,525,500
Trowbridge Crossing                     2,824,814              36,818             2,787,996            1,800,000
Union Square                            7,621,469             211,085             7,410,384                    -
University Collection                  11,591,846             270,068            11,321,778                    -
University Marketplace                 12,504,945           1,553,812            10,951,133                    -
Village Center                         14,105,122             577,869            13,527,253                    -
Welleby Plaza                           7,120,807             336,416             6,784,391                    -
Wellington Market Place                18,602,140             767,986            17,834,154                    -
Wellington Town Square                  9,686,113             292,551             9,393,562                    -
Westland One                            2,006,180             391,646             1,614,534                    -
Woodcroft Shopping Center               6,943,232             135,538             6,807,694                    -
                                      -----------          ----------           -----------          -----------
                                      602,187,283          22,041,114           580,146,169          143,266,940
                                      ===========          ==========           ===========          ===========

(*)   The year acquired or year constructed is in Item 3.
      Properties in the Company's Form 10.

                             REGENCY CENTERS, L.P.

               Combined Real Estate and Accumulated Depreciation
                               December 31, 1997

                                                                    Schedule III
                                                                     -continued-



Depreciation and amortization of the Company's investment in buildings and improvements reflected in the statement of operations is calculated over the estimated useful lives of the assets as follows:

        Buildings and improvements                        up to 40 years

        The aggregate cost for Federal income tax purposes was approximately $568,586,056 at December 31, 1997.


The changes in total real estate assets for the period ended December 31, 1997 and 1996:
                                                  1997                 1996
                                              ------------          -----------
        Balance, beginning of period          252,670,199           149,419,123
          Developed or acquired properties    348,747,973           101,924,556
          Sale of property                     (2,907,503)                    -
          Improvements                          3,676,614             1,326,520
                                              ------------          -----------
        Balance, end of period  $             602,187,283           252,670,199
                                              ============          ===========

The changes in accumulated depreciation for the period ended December 31, 1997 and 1996:

                                                  1997                  1996
                                              -----------            ----------

        Balance, beginning of period           11,669,690             7,647,935
             Sale of property                    (713,176)                    -
             Depreciation for period           11,084,600             4,021,755
                                              -----------            ----------
        Balance, end of period                $22,041,114            11,669,690
                                              ===========            ==========